EXHIBIT 10.125

BANK OF AMERICA LEASE AGREEMENT FOR BANK OF AMERICA ORANGE COUNTY BUILDING

LEASE

Between

BANK OF AMERICA NT & SA

as Tenant

and

PREFCO XXI LIMITED PARTNERSHIP

as Landlord

Dated as of June 26, 1997

22.	ADVANCES BY LANDLORD	33

23.	CONDITIONAL LIMITATIONS—EVENTS OF DEFAULT AND REMEDIES	33

24.	NOTICES	37

25.	ESTOPPEL CERTIFICATES	38

26.	NO MERGER	38

27.	SURRENDER; HOLDOVER	38

28.	SEPARABILITY	39

29.	BINDING EFFECT; MERGER, CONSOLIDATION AND DISPOSAL OF ASSETS	39

30.	SHOWING	40

31.	NATURE OF LANDLORD’S OBLIGATIONS	40

32.	GRANTING OF EASEMENTS	40

33.	RECORDING OF LEASE	41

34.	RELATIONSHIP OF PARTIES	41

35.	ACCESS TO LEASED PROPERTY	41

36.	BROKER	42

37.	TRUE LEASE	42

38.	ARBITRATION OF DISPUTES	42

39.	MISCELLANEOUS	43

40.	REASONABLENESS	44

41.	ERISA	44

LEASE

THIS LEASE, dated as of June 26, 1997, between PREFCO XXI LIMITED PARTNERSHIP (“Landlord”), a Connecticut limited partnership having an office at c/o Pitney Bowes Credit Corporation 27 Waterview Drive, Shelton, Connecticut 06484 BANK OF AMERICA NT & SA, a national banking association (“Tenant”), having an address for purposes hereof at 600 Wilshire Boulevard, 2nd Floor, Los Angeles, California 90017.

IN CONSIDERATION of the mutual covenants and agreements herein contained and intending to be legally bound, Landlord and Tenant covenant and agree as follows:

1. DEFINITIONS:

As used in this Lease the following terms have the meanings set forth below:

“Additional Improvements” shall have the meaning given to that term in paragraph (a) of Article 12 hereof.

“Additional Rent” shall have the meaning given to that term in paragraph (e) of Article 4 hereof

“Alteration Cost Threshold” shall have the meaning given to that term in paragraph (a) of Article 12 hereof.

“Appraisal Procedure” shall mean the following procedure for determining Fair Market Rental: The Tenant and the Landlord shall fail to choose an Appraiser within twenty (20) days after notice from either party of the necessity to select an Appraiser, then the Appraiser shall be selected by the American Arbitration Association. Within fifteen (15) days following the appointment of the Appraiser, each party shall submit to the Appraiser its determination of the Fair Market Rental. The Appraiser shall within thirty (30) days determination of the Fair Market Rental. The Appraiser shall within (30) days following the submission of such determinations render its decision by selecting the determination of Fair Market Rental submitted by either party which, in the judge of the Appraiser, most nearly reflects the Fair Market Rental. It is expressly understood that the Appraiser shall have no power or authority to select any Fair Market Rental other than the Fair Market Rental submitted by the Landlord or the Tenant, and the decision of the Appraiser shall be final and binding upon the parties hereto. The fees and expenses of the Appraiser shall be divided equally between the Tenant and the Landlord. The Appraisal Procedure shall commence at least three (3) months prior to, and shall be completed by the time when the Tenant is required to provide Landlord with its notice of extension pursuant to Section 3(d)(1) hereof.

“Appraiser” shall mean an individual having not less than five years current experience appraising commercial properties of a nature and type similar to that of the Leased Property in the geographic areas where licenses are required and who either (i) holds an MAI designation conferred by the American Institute of Real Estate Appraisers and is in good standing as an independent member thereof, or (ii) holds the Senior Member designation conferred by the

American Society of Appraisers and is in good standing as an independent member thereof, or any organizations succeeding thereto of similarly recognized national standing.

“Bankruptcy Act” shall mean Title 11 of the United States Code and any other Federal insolvency or similar law, now or hereafter in effect.

“Base Price Index” shall mean the CPI for May, 1997.

“Basic Rent” shall mean the base rental payable hereunder for the lease of the Leased Property for the Initial Term, Landlord Extended Term and any Extended Term, as applicable as provided on Schedule B annexed hereto.

“Business Day” shall mean any day except Saturdays, Sundays and the days observed by state chartered banks and national banks in the states of Connecticut, New York, Utah or California as public holidays.

“casualty” shall have the meaning given to that term in paragraph (a) of Article 13 hereof.

“CPI” shall mean the Consumer Price Index Published by the Bureau of Labor Statistics of the United States Department of Labor for “All Urban Consumers” in the table entitled “Consumer Price Index: United States City Average”, or any successor index thereto, All Items (1982-84=100) for the month in question. In the event that the CPI is converted to a different standard reference base or otherwise revised, the determination of the Alteration Cost Threshold to be made pursuant to Article 12(a) hereof or pursuant to any other provisions of this Lease shall be made with the use of such conversion factor, formula or table for converting the CPI as may be published by the Bureau of Labor Statistics or, if not so published, then with the use of such conversion factor, formula or table as may be published by Prentice-Hall, Inc. or any other nationally recognized publisher of similar statistical information, or if a conversion factor, formula or table is unavailable, Landlord and Tenant shall agree on another method to adjust the CPI, or any successor thereto, to the figure that would have been arrived at had the manner of computing the CPI in effect on the date of this Lease not been altered. If Landlord and Tenant fail to agree upon a conversion factor, formula, table or other method, the matter will be submitted for resolution by a nationally recognized firm of certified public accountants selected by Landlord and approved by Tenant, which approval shall not be unreasonably withheld, at Tenant’s expense.

“Commencement Date” shall mean the date of this lease as first set forth above.

“condemnation” shall have the meaning given to that term in paragraph (a) of Article 13 hereof.

“Depository” shall have the meaning given to that term in paragraph (d) of Article 13 hereof.

“Environmental Laws” shall mean and include the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, Clean Air Act, the Federal Insecticide,

Fungicide and Rodenticide Act, the Clean Water Act and all other applicable federal, state and local environmental laws and common laws, ordinances, rules, requirements, and regulations, as any of the foregoing may have been or may be from time to time amended, supplemented or supplanted, and any other federal, state or local laws, ordinances, rules, requirements and regulations, now or hereafter existing relating to regulation or control of Hazardous Substances.

“Environmental Report” means, collectively, the reports relating to the presences and condition of any Hazardous Substances on the Leased Property as described on Schedule E annexed hereto.

“Equipment” shall have the meaning given to that term in Article 2 hereof.

“Event of Default” shall have the meaning given that term in paragraph (a) of Article 23 hereof.

“Extended Term” shall have the meaning given to that term in Article 3 hereof.

“Fair Market Rental” shall mean the fair market rental value that would be obtained in an arm’s-length transaction between an informed and willing lessee and as informed and willing lessor, in either case under no compulsion to lease, and neither of which is related to the Landlord or the or the Tenant, for the lease of the Leased Property on the terms set forth, or referred to, in this Lease. Such fair market rental value shall be calculated as the value for the use of the Leased Property, to be lease in place on the Land, assuming, in the determination of such fair market rental value, that the Leased Property has been maintained in accordance with the provisions of this Lease, and that the lessee is a tenant in possession of the Leased Property at the time of renewal which is renewing its net lease and would be contemplating retention of the Leased Property with use and retention of all special features of the Leased Property attendant to the Tenant’s operations being considered in the rental rate. Fair Market Rental shall be determined prior to the commencement of each Extended Term in accordance with the Appraisal Procedure and will remain constant throughout the applicable Extended Term. Fair Market Rental will be paid monthly in arrears with a level amount for each month within the applicable Extended Term.

“Hazardous Substance” shall mean and include any, each and all substances or materials regulated pursuant to any Environmental Laws, including, but not limited to, any such substance, emission or material now or hereafter defined as or deemed to be a regulated substance, hazardous substance, toxic substance, pesticide, hazardous waste or any similar or like classification or categorization, there under, including, without limitation, petroleum and petroleum products, radioactive materials, and asbestos.

“Impositions” shall have the meaning given to that term in paragraph (a) of Article 7 hereof.

“Improvements” shall have the meaning given to that term in Article 2 hereof.

“Indemnitees” shall have the meaning given to that term in Article 6 hereof.

“Initial Term” shall have the meaning given to that term in Article 3 hereof.

“Installment Payment Date” shall have the meaning given to that term in paragraph (b) of Article 4 hereof.

“Institutional Investor” shall mean a corporate finance company, a securities company, a bank, trust company or savings and loan association, an insurance company, a collective investment fund, endowment, foundation, educational institution, real estate investment trust or any person organized under the laws of the United States or any state or political subdivision thereof which is generally recognized in the financing or real estate field as an institutional investor or which owns real properties which are net leased to major United States corporations, and which has a net worth of not less than $50 million.

“Land” shall have the meaning given to that term in Article 2 hereof.

“Landlord Extended Term” shall mean the extension of the term of this Lease beginning on the expiration date of the Initial Term for one (1) additional term of three (3) years pursuant to Landlord’s option to extend as set forth in Article 3 hereof.

“Landlord’s mortgagee” shall mean the holder of a first mortgage or deed of trust given by Landlord which encumbers Landlord’s interest in the Leased Property, and the holders from time to time of the debt secured by such mortgage.

“Landlord’s Yield” means Landlord’s nominal after-tax book yield and total after-tax cash flow per dollar of equity, on the basis of the same assumptions originally used by Landlord in computing Landlord’s Yield as of the Commencement Date. In the event that Landlord and Tenant are unable to agree to the amount of any adjustment of Basic Rent necessary to preserve Landlord’s Yield hereunder, the matter will be submitted for resolution by a nationally recognized firm of certified public accountants selected by Landlord and reasonably approved by Tenant.

“Leased Property” shall have the meaning given to that term in Article 2 hereof.

“Material Event of Default” shall mean those Events of Default set forth in paragraphs (a)(i), (iii), (iv), (v), (vi) and (vii) of Article 23 hereof.

“Net Award” shall mean the entire award, compensation, insurance proceeds or other payment if any, on account of any condemnation or casualty, less any expenses (including, but not limited to, reasonable attorneys’ fees and expenses) actually incurred by Landlord in collecting such award, compensation, insurance proceeds or other payment and not paid (or reimbursed to Landlord) by Tenant pursuant to Article 13 hereof.

“Overdue Interest Rate” shall have the meaning given to that term in Article 22 hereof.

“Permitted Encumbrances” shall mean, with respect to the Leased Property: (a) rights reserved to or vested in any public authority by the terms of any right, power, franchise, grant, license, permit or provision of law affecting the Leased Property, to (i) terminate such right, power, franchise, licensed or permit, provided that the exercise of such right would not materially impair the use of the Leased Property or materially and adversely affect the value thereof, or (iii) purchase, condemn, appropriate or recapture, or designate a purchaser of the Leased Property or any portion thereof; (b) any liens there on for taxes, assessments, fees and other governmental and similar charges referred to in Article 7 of this Lease, and any liens of mechanics, materialmen and laborers for work or services performed or material furnished in connection with the Leased Property, in case which are not due and payable, or which are not delinquent to the extent that penalties for nonpayment may assessed, or the amount or validity of which are being contested as permitted by paragraph (g) of Article 7 hereof; (c) easements, rights-of-way, servitudes, restrictions and other minor defects, encumbrances and irregularities in the title to the Leased Property which do not materially impair the use of the Leased Property or materially and adversely affect the value thereof; )d) rights reserved to or vested in any public authority to control or regulate or use the Leased Property, which rights do not materially impair the use of the Leased Property or materially and adversely affect the value there of; (e) any mortgage affecting Landlord’s interest in the Leased Property and any assignment of this Lease as further security for the note or notes secured thereby or other liens created by Landlord; and (f) all maters affecting title existing on the date of this Lease as set forth in Schedule D hereto.

“Property” shall have the meaning given to it in Article 2 hereof.

“Tenant’s Actual Knowledge” shall mean the actual knowledge of Mr. Conrad Anderson, Mr. Spiro Kailas, Mr. Karl D. Kellogg and their respective successors, all of whom, the Tenant hereby represents and warrants, are the three individuals who in their respective capacities as employees of the Tenant are actively engaged in the management of the Leased Property and are the three employees most intimately familiar with the condition and operation of the Leased Property.

“Tenant’s Equipment” shall have the meaning given to that term in Article 2 hereof.

“Tenant’s Loss” shall have the meaning given that term in paragraph (a) of Article 13 hereof.

“Term of this Lease” shall mean the Initial Term as the same may be extended by any Landlord Extended Term or Extended Term, as applicable.

“Termination Date” shall have the meaning given to that term in paragraph (c) of Article 13 hereof.

“Termination Value” shall have the meaning given to that term in paragraph (c) of Article 13 hereof.

“Third Party Offer” shall have the meaning given to that term in Article 16 hereof.

2. DEMISE; TITLE; CONDITION:

Landlord hereby demises, leases and rents to Tenant, and Tenant hereby leases, hires and rents from Landlord, upon and subject to the terms, covenants, conditions and limitations hereinafter set forth, for the Term of this Lease, those certain parcels of land (the “Land”) described in Schedule A annexed hereto, together with all buildings, structures and improvements, (the “Improvements”) thereon and all easements and a appurtenances thereto, and all other facilities, fixtures, machinery, apparatus, installations, equipment and other property (with the exception of computer systems, shelving, signs, surrounds, modular furniture, furniture, trade fixtures, machinery, two gas turbines and two steam turbines (identified on Schedule A-1), equipment and other property of Tenant now or hereafter used or useful in connection with Tenant’s business, collectively, “Tenant’s Equipment”) used in connection with the maintenance and operation of the Improvements (including, but not limited to, all heating, ventilating, air conditioning, plumbing, and electrical equipment, lighting and lighting equipment, elevators and escalators, security systems, utility lines, refuse facilities, waste removal systems, generators, one gas turbine used for emergency back-up power (as identified on Schedule A-1), transformers, cooling towers, maintenance depots, power plants, storage tanks, fire pumps, fire control, sprinkler and stand pipe systems, emergency power and automatic transfer switches, air conditioning units, building and site controls, sewerage facilities, and all associated piping, wiring, conduits, feeders, tracks, pluming, and drainage facilities, but excluding tangible personal property of negligible value used by Tenant in connection with the maintenance and operation of the Improvements such as janitorial supplies and cleaning equipment) now or hereafter located on the Land and used or procured for use in connection with the Improvements (collectively the “Equipment”) (the Land, the Improvements and the Equipment are hereinafter referred to individually or collectively from time to time as the context requires as the “Leased Property”).

The Leased Property is demised and let in its present condition without representation or warranty by Landlord, subject to (a) the rights of any parties in possession thereof, (b) the state of the title thereto existing at the time Landlord acquired title to the Leased Property, (c) any state of facts which an accurate survey or physical inspection might show, (d) all applicable laws, rules, regulations ordinances and restrictions now in effect, and (e) any violations of such laws, rules, regulations, ordinances and restrictions which may exist at the commencement of the Term of this Lease. Tenant has examined the Leased Property, and Landlord’s title thereto, and has found the same to be satisfactory.

This Lease as now existing and hereafter amended, supplemented or otherwise modified is and shall be prior and superior to all mortgages, deeds of trust and security agreements which now or hereafter affect all or any portion of the Leased Property, and to all renewals, modifications, consolidations, replacements, and extensions thereof. This clause shall be self-operative and no further instrument of superiority shall be required. Landlord agrees that it shall not make any additions, changes or modifications to the Leased Property during the term of the Lease.

Tenant acknowledges that Tenant is fully familiar with the physical condition of the Leased Property and that Landlord makes no representation or warranty, express or implied, with respect to same or the location, use, description, design, merchantability, fitness for use for a particular purpose, condition or durability purpose, condition or durability hereof, or as to quality of the material or workmanship therein, or as to Landlord’s title thereto or ownership thereof, or otherwise; and all risks incidental to the Leased Property shall be borne by Tenant to the extent of matters which arise during the Term of this Lease. Landlord leases and Tenant accepts the Leased Property as it with all faults and in the event of any defect or deficiency of any nature in the Leased Property or any fixture or other item constituting a portion thereof, whether patent or latent, neither Landlord nor Landlord’s mortgagee shall have any responsibility or liability with respect thereto. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN NEGOTIATED AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION BY LANDLORD OF, AND LANDLORD DOES HEREBY DISCLAIM AMY AND ALL WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASED PROPERTY OR ANY FIXTURE OR OTHER ITEM CONSTITUTING A PORTION THEREOF, WHETHER ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR OTHERWISE.

3. TERM; EXTENDED TERMS:

(a) Subject to the provisions hereof, Tenant shall have and hold the Leased Property for an initial term which shall begin as of the date hereof and end on June 30, 2009 (the “Initial Term”).

(b) The Landlord shall have an option to extend the Term of this Lease beginning on June 30, 2009 for one (1) additional term of three (3) years, by notice to the Tenant no later that June 30, 2007 (the “Landlord Extended Term”). Upon exercise by the landlord of its option to extend the Term of this Lease for the Landlord Extended Term, the Tenant will be obligated to lease the Leased Property in accordance with the terms hereof for the Landlord Extended Term.

Tenant shall give Landlord a reminder notice (the “Reminder Notice”) of the date that the option to enter into the Landlord Extended Term must be exercised no earlier than March 30, 2007; provided, however, that if Tenant fails to give such Reminder Notice by April 30, 2007, Landlord shall have until the date which is sixty (60) days after the date Landlord receives the Remainder Notice to notify Tenant whether it elects to exercise the option for the Landlord Extended Term.

(c) The Tenant shall have options to extend the Term of this Lease for Two (2) consecutive periods of five (5) years each (individually an “Extended Term” and collectively the “Extended Terms”), as hereinafter provided in paragraph (d).

(d) Provided that no Material Event of Default shall have occurred and be continuing at the time the Tenant delivers to the Landlord a notice of extension and at the time the particular Extended Term is scheduled to begin, the Tenant shall have the right to extend this Lease for one or more Extended Term(s) upon and subject to the following provisions:

(1)	The Tenant may extend this Lease for up to two (2) successive Extended Terms of five (5) years each if the Tenant notifies the Landlord thereof no later that March 30, 2008 (if the Landlord does not exercise its option in Section 3(b) or no later than twelve (12) months prior to the expiration of the then existing Extended Term, as the case may be. The Extended Term shall commence immediately upon the expiration of the Initial Term, the Landlord Extended Term or the immediately preceding Extended Term as the case may be. If the Tenant does not extend this Lease in a timely manner for any particular Extended Term, the Tenant’s rights with respect to that and any later Extended Term(s) shall expire and be of no further force or effect.

(2)	The Tenant’s exercise of any extension option must be made by a notice signed by the Tenant and delivered to the Landlord on or before the date set forth above.

Each notice of election to extended given in accordance with the provisions of this Article 3 shall, subject to the other provisions of this Article 3, automatically extend this Lease for the Landlord Extended Term or the Extended Term selected, without further writing, provided, however, either party, upon request of the other, will execute and acknowledge, in form suitable for recording, and instrument confirming any such extension. Time shall be of the essence with respect to the giving of notice by Tenant to extend this Lease. Tenant shall have no right to extend this Lease except as provided in this Article 3.

(e) The terms and conditions under which Tenant shall occupy the Leased Property during the Landlord Extended Term or any Extended Term shall be upon the same covenants, agreements, provisions, and conditions of this Lease that are in effect on the date immediately prior to the date the Landlord Extended Term or the Extended Term, as applicable, begins, except that the Basic Rent payable hereunder during the Landlord Extended Term and each such Extended Term shall be equal to the Basic Rent set forth on Schedule B annexed hereto with respect to the Landlord Extended Term and each such Extended Term, subject to reduction as expressly provided in Article 13 of this Lease.

4. RENT:

(a) Tenant shall pay to Landlord all Basic Rent and (to the extent payable to Landlord) Additional Rent by wire transfer of federal funds or collected funds immediately available to Landlord on the dates when Basic Rent is due as provided in Section 4(b) hereof (and, with respect to any Additional Rent payable to Landlord hereunder, when due as provided herein), at Landlord’s address set forth above, or at such other place in the continental United States as Landlord may from time to time designate by written notice to Tenant.

(b) During the Initial Term and any Landlord Extended Term or Extended Term, Tenant shall pay to Landlord the Basic Rent before 12:00 P.M. Eastern Time, on the last day of each month starting with the month of July, 1997 (the “Installment Payment Dates”). If such payment is received after 12:00 P.M. Eastern time on any Installment Payment Date, such payment shall be deemed to be received by Landlord on the next succeeding Business Day. Tenant shall pay to Landlord per diem interest at the Overdue Interest Rate from the date on which such payment was due to the date on which such payment is deemed to be received pursuant to this paragraph. Landlord agrees that it will use its best efforts to provide Tenant with notice of any such late payment of which Landlord has actual knowledge, provided that Tenant will remain liable for payment of interest notwithstanding Landlord’s failure to notify Tenant hereunder.

(c) If any Installment Payment falls on a day which is not a Business Day, Basic Rent shall be due and payable on the next succeeding Business Day without interest or penalty if paid on such Business Day.

(d) If Tenant shall fail to make any payment of Additional Rent pursuant to Article 4 hereof or purchase price for the Leased Property pursuant to Articles 13 or 16 hereof or as liquidated damages pursuant to paragraph (c) of Article 23 hereof in the amount and on the date provided for herein, Tenant shall be liable for interest on such late payment at the Overdue Interest Rate from the date such payment was due to and including the date such payment was received. Landlord agrees that it will use its best efforts to provide Tenant with notice of any such late payment of which Landlord has actual knowledge, provided that Tenant will remain liable for payment of interest notwithstanding Landlord’s failure to notify Tenant hereunder.

(e) All amounts which Tenant is required to pay or discharge pursuant to this Lease in addition to Basic Rent (including any amount payable as the purchase price for the Leased Property pursuant to any provision hereof or as liquidated damages pursuant to paragraph (c) of Article 23) together with any interest or penalty which may be added for late payment thereof or of Basic Rent, shall constitute additional rent hereunder (“Additional Rent”). In the event of any failure by Tenant to pay or discharge any such amount, Landlord shall have all rights, powers and remedies provided for herein or by law or otherwise in the case of nonpayment of Basic Rent. Tenant may pay Additional Rent directly to the person entitled thereto.

5. USE:

Tenant may use the Leased Property for any lawful purposes, provided that any change in use from the present use shall not (i) have any detrimental environmental effect on the Leased Property arising out of a violation or violations of Environmental Laws or result in any material increased risk of liability to Landlord, in Landlord’s reasonable judgment; (ii) result in any loss or deferral of the tax consequences to Landlord anticipated to be available from this transaction; or (iii) result in any substantial modifications to the physical structure of the Leased Property reasonably expected to cost more than the Alternation Cost Threshold unless approved by Landlord and Landlord’s mortgagee, which approval shall not be unreasonably withheld, conditioned or delayed so long as there is no adverse effect on the fair market value of the Leased Property when compared to such fair market value immediately prior to such change in use. Notwithstanding anything to the contrary set forth in this Article 5, Landlord agrees that Tenant may at any time during the Term of this Lease use the Leased Property for the purposes for which it as being used by Tenant at the commencement of the Term.

6. NET LEASE; NONTERMINABILITY:

(a) This Lease is a “net lease” and Tenant’s obligations arising or accruing during the Term of his Lease to pay all Basic Rent, Additional Rent, and all other payments hereunder required to be made by Tenant shall be absolute and unconditional, and Tenant shall pay all Basic Rent, Additional Rent and all other payments hereunder required to be made by Tenant without notice, demand, counterclaim, set-off, deduction, or defense, and without abatement, suspension, deferment, diminution or reduction, free from any charges, assessments, impositions, expenses or deductions of any and every kind or nature whatsoever. All costs, expenses and obligations of every kind and nature whatsoever relating to the Leased Property and the appurtenances thereto and the use and occupancy thereof which may arise or become due and payable prior to or with respect to the Term of this Lease (whether or not the same shall become payable during the Term of this Lease of thereafter) shall be paid by Tenant, and Landlord, Landlord’s mortgagee, and their respective employees, shareholders, officers, directors, members managers, trustees, partners or principals, disclosed or undisclosed, and each of their respective employees, shareholders, officers, directors, members, managers, trustees, partners, invitees, agents, or principals, disclosed or undisclosed and all of their respective successors and assigns (hereinafter collectively referred to as the “Indemnitees” and each individually as an “Indemnitee”), shall be indemnified and saved harmless by Tenant from and against the same other than by reason of such Indemnittee’s willful misconduct or gross negligence. Tenant assumes the sole responsibility for the condition, use, operation, maintenance, underletting and management of the Leased Property, and Tenant shall indemnify, defend and hold the Indemnitees harmless from and against any and all liability, costs, damages, losses and claims (including reasonable attorneys’ fees and expenses) actually incurred to the extent of matters which arise or accrue prior to or with respect to the Term of this Lease (whether or not the same shall become payable during the Term of this Lease or thereafter), and the Indemnitees shall have no responsibility in respect thereof and shall have no liability for damage to the property of Tenant or any subtenant of Tenant on any account of for any reason whatsoever other than by reason of such Indemnitee’s willful misconduct or gross negligence. Without limiting the generality of the foregoing, during the Term of this Lease Tenant shall perform all of the obligations of the sublessor under any sublease affecting all or any part of the Leased Property which Tenant may hereafter enter into as sublessor. It is the purpose and intention of the parties to this Lease that the Basic Rent due hereunder shall be absolutely net to the Landlord and that this Lease shall yield, net to the Landlord, the Basic Rent, Additional Rent and all other payments hereunder required to be made by Tenant as provided in this Lease.

(b) Except as otherwise expressly provided in Articles 13(c) and 23(b)(ii) hereof, this Lease shall not terminate, nor shall Tenant have any right to terminate this Lease or to be released or discharged from any obligations or liabilities hereunder for any reason, including, without limitation: (i) any damage to or destruction of the Leased Property; (ii) any restriction, deprivation (including eviction) or prevention of, or any interference with any use or the occupancy of the Leased Property (whether due to any defect in or failure of Landlord’s title to the Leased Property or otherwise); (iii) any condemnation, requisition or other taking or sale of the use, occupancy or title of or to the Leased Property; (iv) any action, omission or breach on the part of Landlord under this Lease or under any other agreement between Landlord and Tenant; (v) the inadequacy or failure of the description of the Leased Property to demise and let to Tenant the Property intended to be leased hereby: (vi) Tenant’s acquisition of ownership of the Leased Property; (vii) the impossibility or illegality of performance by Landlord or Tenant or both; (viii) any action of any court, administrative agency or other governmental authority; or (ix) any other cause, whether similar or dissimilar to the foregoing, any present or future law notwithstanding.

(c) Tenant will remain obligated under this Lease in accordance with its terms, and will not take any action to terminate (except in accordance with the provisions of subsection (c) of Article 13 hereof), rescind or avoid this Lease for any reason, notwithstanding any bankruptcy, insolvency, reorganization, liquidation, dissolution or other proceeding affecting Landlord or any assignee of Landlord, or any action with respect to this Lease which may be taken by any receiver, trustee or liquidator or by any court. Tenant waives all rights at any time conferred by statute or otherwise to quit, terminate or surrender this Lease or the Leased Property, or to any abatement or deferment of any amount payable by Tenant hereunder, or for damage, loss or expense suffered by Tenant on account of any cause referred to in this Article 6 or otherwise.

7. TAXES AND OTHER CHARGES; LAW AND AGREEMENTS:

(a) Tenant shall pay and discharge, not later than the last day upon which the same may be paid without interest or penalty, any and all present or future taxes, assessments, levies, fees, water and sewer rents and other governmental and similar charges, general and special, ordinary or extraordinary, and any interest, fines and penalties thereon or additions thereto (“Impositions”), which are levied or assessed and become due and payable with respect to the Term of this Lease, whether or not the same become payable during the Term of this Lease, (including all Impositions for the year in which this Lease is executed which are now a lien but not yet due and payable) against (i) Landlord and which relate to Landlord’s ownership of the Leased Property, the use and occupancy of the Lease Property or the transactions contemplated by this Lease, (ii) the Leased Property or the interest of Tenant or Landlord therein, (iii) Basic Rent, Additional Rent or any other amount payable by Tenant hereunder, (iv) this Lease or the interest of Tenant or Landlord hereunder, (v) the use, occupancy, construction, repair or rebuilding of the Leased Property or any portion thereof, of (vi) gross receipts from the Leased Property. Anything in the preceding sentence or in this Lease to the contrary notwithstanding, nothing in this Lease shall require payment by Tenant of any net income (including any capital gain), franchise, estate, inheritance, or similar taxes of Landlord or Landlord’s mortgagee, unless such tax is in lieu of or a substitute for any other tax or assessment upon or with respect to the Leased Property, which, it such other tax or assessment were in effect, would be payable by Tenant hereunder. Tenant shall furnish to Landlord, promptly, and in any event within thirty (30) days after demand by Landlord, proof of the payment of any such tax, assessment, levy, fee, rent or charge which is payable by Tenant. Such taxes, assessments, levies, fees, water and sewer rents and other governmental charges shall be apportioned between Landlord and Tenant as of the date on which this Lease terminates or expires.

If any tax or assessment levied or assessed against the Leased Property may legally be paid in installments, Tenant shall have the option to pay such tax or assessment in installments and shall be liable only for the payment of those installments which are payable during the Term of this Lease or relate to the period prior to the termination of the Term of this Lease.

(b) Tenant shall pay on an after tax basis all charges for utility, communication and other services rendered or used on or about the Leased Property to the extent of such matters which arise or accrue during the Term of this Lease, whether or not payment therefore shall become due after the Term of this Lease.

(c) If during the Term of this Lease any method of taxation shall be such that in lieu of or in substitution for Impositions there shall be levied, assessed or imposed on the Landlord a capital levy or other tax (however designated) then the Tenant shall pay all such taxes, assessments, levies or charges or the part thereof so measured or based, but only as if the Leased Property were the only property of the Landlord.

(d) The Tenant shall pay all such Impositions, or other service charges or other assessments payable by Tenant as provided hereunder directly to the applicable authority, or if Tenant has defaulted in the payment thereof (subject to Section 7(g) hereof), which default continues for five (5) Business Days after notice from Landlord, Landlord may (but shall not be obligated to) pay the same, and any penalties or interest which may have accrued thereon, and the Tenant shall reimburse the Landlord for the same within thirty (30) days after the Tenant receives notice thereof and supporting data reasonably acceptable to the Tenant, plus interest on any amounts paid by the Landlord at the Overdue Interest Rate from the date paid through the date of repayment.

(e) In the event that the payment of any fine, penalty or similar charge in connection with any imposition or payment of Additional Rent which is the responsibility of Tenant hereunder is deemed to constitute taxable income to Landlord for federal, state or local income tax purposes, and the payment of such fine, penalty or similar charge or payment of Additional Rent does not result in an offsetting deduction to Landlord for federal, state or local income tax purposes, in the same amount and in the same taxable year as such taxable income is recognized, Tenant shall pay to Landlord upon demand an amount sufficient to hold Landlord and any affiliate of Landlord harmless from all taxes actually required to be paid with respect to the receipt or accrual of such payment and such amount, including interest and penalties in connection therewith, and additions thereto, and after taking into account any deductions to which Landlord and any affiliate of Landlord actually is entitled to and receives as a result of the payment of such fine, penalty or similar charge.

(f) Tenant shall at all times during the Term of this Lease, at Tenant’s own cost and expense, perform and comply with all laws (Including Environmental Laws), statutes, treaties, rules, codes, orders, ordinances, regulations and requirements now or hereafter enacted or promulgated, of every government and municipality having jurisdiction over the Leased Property and of any agency thereof, and any applicable judgments, decrees, injunctions, writs, orders or like actions of any court, arbitrator or administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (collectively, “Applicable Laws”) relating to the Leased Property, or the Improvements, or the facilities or equipment thereon or therein, or the streets, sidewalks, vaults, vault spaces curbs and gutters adjoining the Leased Property, or the appurtenances to the Leased Property, or the franchises and privileges connected therewith, whether or not such Applicable Laws so involved shall necessitate structural changes, improvements, interference with use and enjoyment of the Leased Property, replacements or repairs, extraordinary as well as ordinary, and

Tenant shall do perform and comply whether or not such Applicable Laws shall now exist or shall hereafter be enacted or promulgated, and whether or not such Applicable Laws can be said to be within the present contemplation of the parties hereto. Tenant shall also observe and comply with the requirements of all permits relating to the Leased Property and all public liability, fire and other policies of insurance at any time in force with respect to the Leased Property which are either (a) purchased by the Tenant, and with orders, rules and regulations published by the Board of Fire Underwriters.

(g) Tenant shall have the right to contest, by appropriate proceedings, any tax, charge, levy, assessment, lien or other encumbrance, and/or any law, rule, code, order, ordinance, regulation or other governmental requirement affecting the Leased Property, and to postpone payment of or compliance with the same during the pendency of such contest, provided that in the event of such postponement or payment or noncompliance: (i) Tenant shall not postpone the payment of any such tax, charge, levy, assessment, lien or other encumbrance for such length of time as shall permit the Leased Property, or any lien thereon created by such item being contested, to be sold by federal, state, county or municipal authority for the non-payment thereof; (ii) Tenant shall not postpone compliance with any such law rule, code, order, ordinance, regulation or other governmental requirement if Landlord will thereby be subject to civil liability or criminal prosecution, or if any municipal or other governmental authority shall commence a process according to carry out any work to comply with the same or to foreclose or sell any lien affecting all or part of the Leased Property which shall have arisen by reason of such postponement or failure of compliance; and (iii) Tenant shall pay, in a timely fashion, all Basic Rent and Additional Rent (other than any item of Additional Rent that Tenant is permitted to contest pursuant to this Lease, so long as Tenant satisfies all of the requirements of this Lease relating to such contest) which shall become due and payable under this Lease.

(h) Tenant shall, at Tenant’s sole cost and expense, promptly and fully perform each and every covenant, condition, promise and obligation of the owner of the Leased Property under each and every reciprocal easement agreement, declaration, restriction, easement agreement, declaration, restriction, easement or other agreement now or hereafter in effect, whether recorded or unrecorded, affecting the Leased Property or any portion thereof, or the ownership, use, nonuse, occupancy, construction, repair, maintenance or rebuilding thereof (except for any mortgage affecting Landlord’s interest in the Leased Property or other liens created by Landlord).

8. LIENS:

Tenant will promptly, but no later than thirty (30) days after the filing thereof, remove and discharge of record, by bond or otherwise, any charge, lien, security interest or encumbrance upon the Leased Property, or any Basic Rent, or Additional Rent which arises for any reason, including all liens which arise out of the possession, use, occupancy, construction, repair or rebuilding of the Leased Property or by reason of labor or materials furnished or claimed to have been furnished to Tenant for the Leased Property, but not including any Permitted Encumbrances or any mechanics liens created by Landlord. Nothing contained in this Lease shall be construed as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to or for the performance by any contractor, laborer, materialman, or vendor of any labor or services or for the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof. Notice is hereby given that Landlord will not be liable for any labor, services or materials furnished or to be furnished to Tenant, or to anyone holding an interest in the Leased Property or any part thereof through or under Tenant, and that no mechanic’s or other liens for any such labor, services or materials shall attach to or affect the interest of Landlord in and to the Leased Property. In the event of the failure of Tenant to discharge any charge, lien, security interest or encumbrance as aforesaid, Landlord may, if not discharged by Tenant within three (3) Business Days after written notice to Tenant, discharge such items by payment or bond or both, and Tenant will repay to Landlord, upon demand, any and all amounts paid by Landlord therefore, or by reason of any liability on such bond, and also any and all incidental expenses, including reasonable attorneys’ fees, actually incurred by Landlord in connection therewith.

9. INDEMNIFICATION; FEES AND EXPENSES:

(a) Tenant shall pay, and shall protect, defend, indemnify on an after-tax basis and hold each Indemnitee harmless from and against all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses) actually incurred, claims, demands or judgments of any nature arising from or in connection with the following events to the extent such events arise or accrue prior to or with respect to the Term of this Lease (whether or not the same shall become payable during the Term of this Lease or thereafter): (i) the Leased Property, including any injury-to, or the death of, any person or any damage to or loss of property, (ii) the ownership of the Leased Property by Landlord, (iii) the use, nonuse, occupancy, construction, repair or rebuilding of the Leased Property (or adjoining property, to the extent that any loss or damage to adjoining property arises from or out of the Leased Property), (iv) the condition of the Leased Property, (v) this Lease, including violation by Tenant of any provision of this Lease, or of any law, rule, regulation, ordinance or restriction, now or hereafter in effect and affecting the Leased Property, (vi) any lease or other agreement relating to the Leased Property now or hereafter in effect to which Tenant is a party or by which Tenant is bound, (vii) any agreement of which Tenant now has actual or constructive notice and which is now in effect, affecting the Leased property or the ownership thereof by Landlord, or the use, nonuse, occupancy, construction, repair or rebuilding of the Leased Property, and (viii) the incorrectness or breach of any representation or warranty of Tenant in this Lease or in the Agreement of Purchase and Sale, other than any injury, death, damage or loss arising out of such Indemnitee’s willful misconduct or gross negligence or that of such Indemnitee’s employees, agents or contractors.

(b) Should any event occur for which any Indemnitee is entitled to indemnification pursuant to this Article 9 or other provisions of this Lease, such Indemnitee shall provide prompt written notice to Tenant describing the nature of such claim (provided, however, that the failure by such Indemnitee to so notify Tenant or any other Indemnitee shall not limit or otherwise affect the obligations and liabilities of Tenant hereunder provided that such failure does not prevent Tenant from so indemnifying such Indemnitee). Tenant may assume responsibility for any action to be taken to contest the claim, provided that Tenant will notify the Indemnitees in writing of its intention to contest such claim within thirty (30) days after receipt of notice of the claim. Tenant, at its sole expense, may control all proceedings relating to such contest, provided that no Material Event of Default is continuing and that Tenant has acknowledged its obligation to provide indemnification hereunder relating to the applicable claim. The Indemnitees will cooperate with Tenant in contesting such claim, provided that Tenant indemnifies and holds harmless the Indemnitees for all reasonable costs and expenses (including, without limitation, reasonable attorney’s fees and expenses) relating to contesting such claim. Any counsel selected by Tenant hereunder shall be reasonably acceptable to the Indemnitees, and the Indemnitees, at their option, shall have the right to contest such claim through separate counsel in the event any claims against or defenses of such Indemnitee are in conflict under the applicable standards of professional conduct with those of Tenant, and Tenant shall be obligated to pay for all reasonable costs and expenses (including without limitation reasonable attorneys’ fees and expenses) actually incurred relating to any such separate contest of such claim.

10. ENVIRONMENTAL MATTERS

Tenant represents and warrants to Landlord and Landlord’s mortgagee that, except as disclosed in the Environmental Reports:

(i) to the best of Tenant’s Actual Knowledge, the Leased Property complies with all Environmental Laws

(ii) no notices, complaints or orders of violation or non-compliance with or liability under Environmental Laws have been received by Tenant and, to the best of Tenant’s Actual Knowledge, no federal, state or local environmental investigation or proceeding is pending or threatened with regard to the Leased Property or any use thereof or any alleged violation of or liability under Environmental Laws with regard to the Leased Property;

(iii) the Leased Property has not been used by Tenant or, to the best of Tenant’s Actual Knowledge, by any prior owner or any other party to generate, manufacture, refine, produce, or process, or to store, handle, dispose, treat, transfer or transport any Hazardous Substances used in compliance with applicable Environmental Laws in connection with the maintenance and operation of the Leased Property;

(iv) to the best of Tenant’s Actual Knowledge, no underground storage tanks or surface impoundments have been installed at, under or in the Leased Property in violation of applicable Environmental Laws at, under or in the Leased Property which originated either on or off the Leased Property; and

(v) to the best of Tenant’s actual Knowledge, the Leased Property is free of Hazardous Substances and friable asbestos, the removal of which is required or the maintenance of which is prohibited or penalized by any Environmental Law.

Tenant covenants that during the Term of this Lease it (i) shall comply, and cause the Leased Property to comply, with all Environmental Laws applicable to the Leased Property, (ii) shall prohibit the use of the Leased Property for the generation, manufacture, refinement, production, or processing of any Hazardous Substance or for the storage, handling, transfer or transportation of any Hazardous Substance (other than in connection with the operation and maintenance of the Leased Property (including without limitation Tenant’s use of the turbines located on the Leased Property) and in commercially reasonable quantities as a consumer thereof, subject to, in any event, compliance with Environmental Laws), (iii) shall not install or permit the installation on the Leased Property of any underground storage tanks or surface impoundments and shall not permit there to exist any petroleum or other contamination at, on or under the Leased Property in violation of applicable Environmental Laws whether originating on or off the Leased Property (other than in connection with the use, operation and maintenance of the Leased Property and then only in compliance with applicable Environmental Laws and all other applicable laws, rules, orders, ordinances, regulations and requirements now or hereafter enacted or promulgated of every government and municipality having jurisdiction over the Leased Property and of any agency thereof) or asbestos-containing materials and (iv) shall cause any alterations of the Leased Property to be done in a way so as to not expose, in violation of applicable Environmental Laws, the persons working on or visiting the Leased Property to Hazardous Substances present upon the Leased Property which could reasonably be expected to cause an exposure in violation of applicable Environmental Laws to any person working on or visiting the Leased Property in connection with any such alterations.

As soon as reasonably possible after obtaining knowledge thereof, Tenant shall give to Landlord notice of the occurrence of any of the following events: (i) the failure of the Leased Property to comply in any material (defined below) manner with any Environmental Law in any manner whatsoever; (ii) the receipt by Tenant or any sublessee or assignee of Tenant of any notice, complaint or order of violation or non-compliance or liability of any nature whatsoever with regard to the Leased Property or the use thereof with respect to Environmental Laws ; (iii) the receipt by Tenant or any sublessee or assignee of Tenant of any notice of a pending or threatened investigation that Tenant’s (or its sublessees’ or assignees’) operations on the Leased Property are not in compliance with any Environmental Law; or (iv) the migration or release, or a threat of migration or release of any Hazardous Substance from the Leased Property to other properties or to the Leased Property from other properties. Tenant shall have the right to contest and/or appeal, by appropriate proceedings, any notice, complaint, order or finding of violation or non-compliance with or liability under any Environmental Laws affecting the Leased Property or any use thereof by Tenant or its sublessees or assignees, provided the same is not reasonably likely to subject Landlord or any Indemnitee to material civil liability or to any criminal liability or prosecution or permit any municipal or other governmental authority to commence a process according to applicable law to carry out any work to comply with the same or to foreclose or sell any lien affecting all or any portion of the Leased Property is in material violation of or subject to material liability under an Environmental Law, Tenant will promptly give Landlord written notice thereof. As used in the immediately preceding sentence, “material” shall mean any violation of or liability under an Environmental Law (i) that may subject the Landlord to any fines or penalties; (ii) the remediation of which is estimated to cost more than Fifty Thousand Dollars ($50,000); or (iii) relating to which notice has been received from, or given to, any governmental authority having jurisdiction over the Leased Property.

At any time that an Event of Default shall have occurred and be continuing, or a notice, complaint, or order or finding of violation or non-compliance with or liability under Environmental Laws shall have been issued with respect to the Leased Property, or at any time (but no more than once) during the last twelve months of the Initial Term or any Landlord Extended Term or Extended Term, Landlord, after not less than forty-eight (48) hours prior written notice to Tenant, may cause to be performed an environmental audit or risk assessment of the Leased Property, or any portion thereof, and the then uses thereof. Such an environmental audit or assessment shall be performed by a reputable, regionally recognized environmental consultant selected by Landlord and shall include a review of the uses of the Leased Property and an assessment of the possibility of violation or non-compliance of the same with Environmental Laws. Except in the case of an emergency, the environmental audit shall be conducted during normal business hours and the environmental consultant shall use its reasonable efforts not to unreasonably interfere with the operations of Tenant. All reasonable costs and expenses actually incurred by Landlord in connection with such environmental audits or assessments shall be paid by Tenant within thirty (30) days after Tenant’s receipt of a reasonably detailed invoice for such services. In the event of a dispute between Landlord and Tenant over the reasonableness of such costs or expenses the matter shall be submitted to arbitration pursuant to Article 38 hereof. Until the matter is resolved in accordance with the preceding sentence. Tenant shall not be in default hereunder for failing to make such payment. Following the arbitrator’s written determination of the reasonableness of such costs or expenses. Tenant shall be obligated to make such payment to Landlord within five (5) days of the date of the arbitrator’s determination.

If at any time an event or condition shall have occurred and be continuing which results in the Leased Property being in violation of or subject to liability under any Environmental Law, or a notice, complaint, or order or finding of violation or non-compliance with or liability under any Environmental Law shall have been received by Tenant with respect to the Leased Property, Tenant shall, subject to Tenant’s right to contest and/or appeal set forth above, diligently perform all remedial work to the Leased Property at its own cost and expense and in accordance with all requirements, including timeframes, imposed by any governmental authority having jurisdiction over the Leased Property, in order to bring the leased Property into full compliance with Environmental Laws and the requirements of this Article 10 or to remove the source of such liability but in no event shall such remediation be completed later than the end of the Term of this Lease.

Tenant agrees to indemnify, defend and hold harmless the Indemnitees from and against any and all losses (including, without limitation, diminution in value of the Property), liabilities (including, without limitation, strict liability), suits, obligations, fines, damages, judgments, penalties, claims, charges, costs and expenses (including, without limitation, reasonable fees and disbursements of counsel and consultants actually incurred by such Indemnitees), which may be suffered or incurred by, or asserted against, an Indemnitee at any time and which arise directory or indirectly out of a violation prior to and during the Term of this Lease of this Article 10 or arise directly or indirectly from the presence of Hazardous Substances on the Leased Property prior to or during the Term of this Lease and any matters arising under or relating to any Environmental Law and relating to the Leased Property.

The Warranties and obligations of Tenant, and the rights and remedies of Landlord under this Article 10, are in addition to and not in limitation of any other warranties, obligations, rights and remedies provided in this Lease or otherwise at law or in equity and shall survive the termination of this Lease, either pursuant to the terms hereof or following an Event of Default.

11. MAINTENANCE AND REPAIR:

Tenant will, at its cost and expense, keep and maintain the Leased Property in good condition and repair), and in t least as good condition it was in on the Commencement Date (subject to ordinary wear and tear) and to a standard not lower than other similar properties owned or leased by Tenant and, in any event, consistent with comparable properties in the metropolitan area where the Leased Property is located, and will make all structural and non-structural, and ordinary and extraordinary changes, repairs and replacements which may be required to be made upon or in connection with the improvements to the Leased Property in order to keep the same in such good repair and condition. Landlord shall not be obligated or required to maintain, alter, repair, rebuild or replace any Improvements on the Leased Property or to maintain the Leased Property, and Tenant expressly waives the right to make repair at the expense of Landlord pursuant to any law at any time in effect.

12. ALTERATIONS, ADDITIONS AND CONSTRUCTION BY TENANT:

(a) Provided that no Material Event of Default has occurred and is continuing, if Tenant complies with the requirements of this Article 12(a), Tenant may without the consent of Landlord, at its own cost and expense, (A) make additions or improvements to or alterations of the Improvements now or hereafter erected on the Leased Property, including, without limitation, the construction of new buildings and improvements and the demolition of existing Improvements to replace them with new buildings and improvements (“Additional Improvements”) having an estimated cost of less than Two Million Dollars ($2,000,000) (the Alteration Cost Threshold”) in any twelve (12) month period, (B) make any interior non-structural tenant improvements and (c) make the additions or improvements or alterations listed in Schedule F annexed hereto which Tenant plans to complete within the first twelve (12) months of the Term of this Lease. For the purposes of clause (A) above commencing on and as of the first anniversary of the Commencement Date and on and as of each anniversary of the Commencement Date thereafter, the Alteration Cost Threshold for the following twelve month period shall be calculated as the amount equal to the product derived by multiplying Two Million Dollars ($2,000,000) by one (l) plus the percentage by which the CPI for May of such calendar year exceeds the base Price Index. In the event the information necessary to calculate clause (A) of the Alteration Cost Threshold shall not have been published in sufficient time to permit such calculation to be made on or before the anniversary of the Commencement Date, the Alteration Cost Threshold shall be calculated by using the CPI for the latest month for which it has been published. After publication of the relevant information, Landlord and Tenant shall make appropriate adjustment of the Alteration Cost Threshold.

In no event shall the Alteration Cost Threshold be reduced as a result of any decrease in the CPI.

Tenant may, subject to the terms and conditions contained in this Article 12, at its own cost and expense, with the prior written consent of Landlord (which consent will not be unreasonably withheld, conditioned or delayed), make Additional Improvements with an estimated Cost in excess of the Alteration Cost Threshold. Notwithstanding the foregoing, Tenant shall not make any Additional Improvements in violation of the terms of any restriction, easements, condition or covenant or other matter affecting title to the Leased Property. The making of all such Additional Improvements shall be subject to the following conditions.

(i) Subject to paragraph (c) of this Article 12, title to any such Additional Improvements shall immediately vest in Landlord and shall be a part of the Leased Property and subject to the terms, covenants and conditions of this Lease;

(ii) No Additional Improvements shall be undertaken until Tenant shall have procured and paid for, so far as the same may be required from time to time, all permits and authorizations of all municipal and other governmental authorities having jurisdiction of the Leased Property. Landlord shall, at Tenant’s expense, join in the application for any such permit or authorization and execute and deliver any document in connection therewith, whenever such joinder is necessary.

(iii) The making of the Additional Improvements shall be expeditiously completed in good and workmanlike manner and in compliance with all applicable laws, rules, regulations, ordinances and restrictions then in effect;

(iv) The making of any Additional Improvements with respect to the Leased Property involving changes estimated to have a cost (as defined in paragraph (d) of Article 12 hereof) in excess of the Alteration Cost Threshold shall be conducted under the supervision of an architect or engineer employed or engaged and paid by Tenant and approved in writing by Landlord and Landlord’s mortgagee; which approval shall not be unreasonably withheld, conditioned or delayed; and neither shall be undertaken except in accordance with detailed plans and specifications and cost estimates prepared by Tenant and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed;

(v) Any Additional Improvements shall, when completed, be of such a character as not to adversely affect the fair market value of the Leased Property when compared to such fair market value immediately prior to the commencement of construction of such Additional Improvements, and prior to commencement of construction of the Additional Improvements, if the cost thereof shall be in excess of the Alteration Cost Threshold, Tenant shall furnish Landlord with a certificate (which may be in letter form) confirming that said Additional Improvement is of such a character as not to adversely affect the fair market value of the Leased Property when compared to such fair market value immediately prior to the commencement of construction of such Additional Improvements; if Landlord objects to such certificate within fifteen (15) days of Landlord’s receipt thereof, an Appraiser reasonably accepted to Landlord and Tenant shall resolve the dispute by appraising, at Tenant’s cost and expense, the Leased Property in question both with and without such Additional Improvements. If Landlord shall not object to such certificate within said fifteen (15) days, Landlord’s rights to object to such certificate shall be waived;

(vi) Subject to the Provisions of Article 8, the cost of any Additional Improvements shall be paid by Tenant when due so that the Leased Property shall at all times be free of liens for labor and materials supplied or claimed to have been supplied to the Leased Property;

(vii) No Additional Improvements shall, when completed, be of such a character as to adversely affect the character of the then existing Improvements erected upon the Leased Property as self-contained structural unit(s), capable of being operated independently of any other buildings or improvements. When completed, the Leased Property in question shall have a fair market value not less than the fair market value of the Improvements located at such Property immediately prior to the commencement of construction of such Additional Improvements;

(viii) During the period when any demolition or construction in connection with any Additional Improvements is underway, Tenant shall, subject to Tenant’s right to self-insure set forth in paragraph (g) of Article 14, maintain the following insurance: (A) completed value builders risk insurance for the Leased Property, including all building materials thereon, covering loss or damage from fire, lightning, extended coverage perils, sprinkler, leakage, vandalism, malicious mischief and perils insured in an amount not less than the cost, as estimated by Tenant, of the construction of the Additional Improvements and (B) workmen’s compensation insurance covering the full statutory liability as an employer of the contractor performing the work of making such Additional Improvements;

(ix) Upon completion of the making of the Additional Improvements in accordance with paragraph (c) of this Article 12, if the cost thereof shall be in excess of the Alteration Cost Threshold (or at any time any financing of any Additional Improvements is provided by

Landlord’s mortgagee), Tenant shall furnish Landlord with (A) an endorsement to the policy or policies of title insurance which shall have been issued to Landlord and Landlord’s mortgagee insuring their respective interests in the Leased Property confirming that there are no mechanics’ Liens or other encumbrances against the Leased Property since the issuance date of Landlord’s policy (other than Permitted Encumbrances) and (B) all Certificates of Occupancy or other certificates required by applicable laws;

(x) In the case of any Additional Improvements constituting or including construction of or a change in the exterior walls of a building, Tenant, upon completion of Additional Improvements, shall furnish Landlord with a survey showing the location of said Additional Improvements prepared by a licensed surveyor and reasonably acceptable to Landlord, certified to Landlord, Landlord’s mortgagee and the title insurance company or companies issuing a policy or an endorsement pursuant to clause (ix) of paragraph (a) of this Article 12; and

(xi) The making of Additional Improvements shall not constitute income to Landlord or shall not result in some or all of the federal, state or municipal income tax deductions which Landlord would otherwise be permitted to report with respect to the Leased Property or this Lease being deferred or denied or cause this Lease not to be a true Lease for federal income tax purposes. Landlord agrees that within fifteen (15) days of receipt of Tenant’s notice of the proposed Additional Improvements, Landlord shall notify Tenant as to whether the Additional Improvement satisfies the terms of this subparagraph (xi) and Landlord’s failure to notify Tenant within such fifteen (15) day period shall be deemed to be Landlord’s notice of satisfaction with this requirement.

For purposes of this Article 12, Landlord and/or Landlord’s mortgagee, as the case may be, shall be deemed to have approved and/or consented to any request for approval or consent submitted to Landlord by Tenant pursuant to this Article 12 if Landlord or Landlord’s mortgagee, as the case may be, has not disapproved any such request within (i) fifteen (15) Business Days of Tenant’s request therefor with request to Tenant’s initial notice of the proposed Additional Improvements and submission of plans and specifications and (ii) ten (10) Business Days of Tenant’s request therefor with respect to any work change orders or alterations of plans and specifications of the Additional Improvement thereafter.

(b) Tenant may, at its own cost and expense, install or place upon or reinstall or replace upon and remove from the Leased Property Tenant’s Equipment or the Equipment. Any such Tenant’s Equipment shall not become the property of Landlord (other than replacements of Equipment which is the property of Landlord, which replacement shall also be the; property of Landlord). Replacements of Equipment which are property of the Landlord shall be of at least equal quality and similar utility to the replaced Equipment when the replaced items were new and the fair market value of the Leased Property as a whole shall not be adversely affected by the replacement of equipment. Tenant shall repair any damage caused by removal of equipment from the Leased Property, at Tenant’s own cost and expense.

(c) If the estimated costs and expenses for construction of Additional Improvements on any Property exceed Five Hundred Thousand Dollars($500,000), Tenant may request Landlord to use commercially reasonable efforts to arrange for the financing of such Additional Improvements on terms and conditions which shall be satisfactory to Landlord and Tenant. If Tenant makes any such request, Landlord and Tenant shall negotiate in good faith concerning the financing of such Additional Improvements and any amendment of this Lease appropriate in connection therewith, having due regard to then existing economic, financial and market conditions and the terms and conditions of Tenant’s request. Tenant shall pay all costs and expenses associated with the arrangement of any such financing, provided that Tenant may request that such costs and expenses be included as part of the cost of such Additional Improvements to be financed under this paragraph (c) of Article 12. The parties hereto recognize that such amendment to this Lease, including increases in Basic Rent adequate to amortize fully any indebtedness actually incurred by Landlord and to provide a reasonable return (typical of similar transactions) to Landlord with respect to its additional equity contribution, if any, must be of such nature as to permit Landlord to sell such notes or other debt obligations as may be necessary to accomplish such financing, and increases in the Termination Values set forth in Schedule C by amounts acceptable to Landlord and Tenant and sufficient to prepay in full such financing will also be required. If any additional Improvements are financed with mortgage indebtedness, such financing must comply with all of the requirements of Landlord’s mortgagee. Landlord shall incur no liability by reason of Landlord’s inability or failure to arrange for such financing or to agree with Tenant as to the terms thereof, and this Lease shall continue in full force and effect notwithstanding such failure.

In the event that Landlord shall be unable to secure such financing, Tenant may make such Additional Improvements, and finance such Additional Improvements itself, subject to the terms and conditions of this Article 12 provided that any borrowings actually incurred by Tenant to financing such Additional Improvements may not be secured by the Leased Property. In the case that Tenant arranges for financing (including, without limitation, refinancing any existing mortgage) to cover the costs of any Additional Improvements having a cost in excess of Five Hundred Thousand Dollars ($500,000), then upon obtaining a commitment for such financing, Tenant shall notify Landlord in writing of the terms thereof. Tenant agrees to pay all reasonable attorneys’ fees and expenses which Landlord may actually incur in connection with any such financing.

(d) For the purposes of this Article 12, the term “cost” shall include (i) all costs and expenses actually incurred which are properly charged or chargeable, in accordance with generally accepted accounting principles, as capital expenditures in connection with the making of the Additional Improvements, including, without limitation, reasonable attorneys’, architects’ and engineers’ fees, interest charges during construction and the fees and charges for the preparation of the plans and specifications relating to such Additional Improvements, (ii) survey charges and title insurance premiums in connection with the issuance of endorsements, if any, to owner’s and mortgagee’s title insurance policies pursuant to the provisions of clause (ix) and (x) of paragraph (a) of this Article 12, and (iii) reasonable accounting, printing, duplicating and other expenses actually incurred in connection with the financing referred to in paragraph (c) of this Article 12.

(e) Notwithstanding anything herein to the contrary, no Additional Improvements may be made of financed if doing so would result in some or all of federal, state or municipal income tax deductions which Landlord would otherwise be permitted to report with respect to the Leased Property or this Lease being deferred or denied or cause this Lease not to be a true lease for federal income tax purposes.

(f) Tenant shall have the right to install signs on the Leased Property provided that such signs are in compliance with all applicable codes laws and ordinances.

(g) Landlord and Tenant acknowledge that Landlord will be entitled to claim depreciation and cost recovery deductions with respect to the Leased Property and any alternations, additions and replacements thereof owned by Landlord in accordance with this Lease, and Tenant will be entitled to claim depreciation and cost recovery deductions with respect to Tenant’s Equipment and all leasehold improvements paid for by Tenant (other than with funds provided by Landlord) after the Commencement Date.

13. CONDEMNATION AND CASUALTY

(a) Tenant hereby assigns to Landlord any award, compensation, insurance proceeds or other payment (including any self insurance amounts) to which Tenant may become entitled by reason of its interest in the Leased Property, other than any award, compensation or insurance payment made for any inventory, machinery, equipment or other personal property belonging to Tenant, including, without limitation, Tenant’s Equipment (hereinafter referred to as “Tenant’s Loss”) by reason of (i) damage to or destruction of the Leased Property by fire or other taking or sale of the use, occupancy or title to the Leased Property or any portion thereof in by or on account of any actual or threatened eminent domain proceeding or other action by any governmental authority or other person having the power of eminent domain (a “condemnation”). Tenant is hereby authorized and empowered, at its cost and expense, in the name and on behalf of Landlord, Tenant or otherwise, to appear in any such proceeding or other action, to negotiate, accept and prosecute any claim for any award, compensation, insurance proceeds or other payment on account of any such casualty or condemnation, and to cause any such award, compensation, insurance proceeds or other payment to be paid to Landlord, except that Tenant shall be entitled to submit a separate claim for Tenant’s Loss and receive and retain any award applicable thereto. All amounts so paid or payable to Landlord or Tenant shall be retained or paid over to the party entitled thereto in accordance with the provisions of this Article 13. Tenant shall take all appropriate action in connection with each such claim, proceeding(s), and Tenant shall deliver all instruments reasonably requested by Landlord or Landlord’s mortgagee to permit such participation, and shall pay all costs and expenses in connection therewith.

(b) If less than substantially all of the Leased Property shall be damaged or destroyed by casualty, or condemned, then Tenant shall give prompt written notice thereof to Landlord, and this Lease shall continue in full force and effect and Tenant shall proceed at Tenant’s own cost and expense and in conformity with the requirements set forth in paragraph (a) of Article 12 hereof with reasonable diligence and promptness to carry out any necessary demolition and to restore, repair, re place, and/or rebuild the Leased Property in order to restore the Leased Property, as nearly as practicable, to substantially the same condition, design and construction as that which existed immediately prior to such casualty or condemnation or, if the Leased Property is restored to a different condition design or construction than that which existed immediately prior to such casualty or condemnation, the Leased Property must be restored as nearly as practicable to the condition and fair market value which existed immediately prior to the condemnation or casualty.

Basic Rent shall not abate hereunder by reason of any such casualty or condemnation of the Leased Property, and Tenant shall continue to perform and fulfill all of Tenant’s obligations, covenants and agreements hereunder notwithstanding such damage or destruction.

Landlord and Tenant shall agree on the maximum cost of such restoration, repair, replacement, or rebuilding such agreement not to be unreasonably withheld or delayed, and such cost shall be paid first out of Tenant’s own funds to the extent such cost exceeds the Net Award, and then out of the Net Award. If Landlord and Tenant cannot agree on the maximum cost of such restoration, repair, replacement or rebuilding, the issue shall be submitted to arbitration pursuant to Article 38 hereof. If the Net Award shall not exceed the Alteration Cost Threshold and provided that no Material Event of Default has occurred and is continuing, then the Net Award shall be paid to Tenant (and to the extent the Net Award was previously assigned to Landlord, will be remitted by Landlord to Tenant) to be applied to the repair and rebuilding work required by this paragraph (b). If the Net Award exceeds the Alteration Cost Threshold, the proceeds shall be disbursed in accordance with clauses (i)-(iv) of paragraph (d) of this Article 13.

(c) If, at any time during the Term of this Lease, Tenant shall reasonably determine that all or substantially all of the Leased Property has been destroyed by casualty, or all or substantially all of the Leased Property has been taken by condemnation, or after any substantial condemnation of the Leased Property if the Leased Property is unsuitable for continued use in Tenant’s business, Tenant shall promptly notify Landlord of such event in writing within thirty (30) days of such condemnation or casualty. In such event Tenant may either (i) rebuild and/or restore the Leased Property, at Tenant’s own cost and expense and in accordance with the requirements set forth in paragraphs (a) and (b) of Article 12 hereof and paragraph (d) of Article 13 hereof or (ii) give written notice to Landlord within ninety (90) days after such condemnation or casualty of Tenant’s intention to terminate this Lease in conformity with the requirements set forth herein. Substantially all of the Leased Property shall be deemed to have been taken by condemnation if the remaining portion shall not be of sufficient size or character to permit the operation by Tenant on an economically feasible basis of the business conducted thereon immediately prior to the condemnation, assuming that such remaining portion had been repaired and restored to the fullest extent possible. Substantially all of the Leased Property shall be deemed to have been destroyed by casualty, if, as to any one occurrence, fifty percent (50%) or more of the total net rentable square foot area within the Leased Property shall be damaged or destroyed and Tenant determines in its reasonable discretion that the Leased Property is no longer suitable for use in its business, Tenant’s notice to Landlord of Tenant’s intent to terminate this Lease shall (i) contain a brief description of the relevant condemnation or casualty, (ii) specify such termination date, which shall be the Installment Payment Date first occurring at least 210 days and not more than 360 days after such notice is given (the “Termination Date”), (iii) if such notice of termination shall be based on a reasonable determination by Tenant that after such casualty or condemnation the Leased Property is no longer suitable for use in Tenant’s business as aforesaid, contain a certification by Tenant that Tenant has made such determination in good faith, and that, on or before such Termination Date, Tenant will discontinue the use of the Leased Property in Tenant’s ordinary course of business, (iv) contain the irrevocable offer of Tenant to purchase Landlord’s interest in the Leased Property (and in the Net Award hereinafter referred to) on such Termination Date at the Termination Value (defined as the amount corresponding to the applicable Termination Date on Schedule C annexed hereto); and (v) contain a commitment by Tenant to deposit with a Depository not later than one year after the date of the condemnation or casualty (but no later that the Termination Date) as security for payment of the purchase price for the Leased Property the applicable Termination Value less the amount of any Net Award previously paid with respect to such casualty or condemnation and held by Landlord or Landlord’s designee pursuant to paragraph (a) of this Article 13. If Landlord shall reject such offer to purchase by notice (counter-signed by Landlord’s mortgagee) given to Tenant not later than thirty (30) Business Days prior to such Termination Date, then this Lease shall terminate on such Termination Date and the Net Award shall be paid and belong to Landlord, plus an amount equal to the deductible payable under the policy or policies of insurance, which shall be paid by Tenant to Landlord. Unless Landlord shall reject such offer to have accepted such offer, and on such Termination Date Landlord shall transfer, and Tenant shall purchase, Landlord’s interest in the Leased Property (and in the Net Award) in accordance with the provisions of Article 17 hereof, and upon payment of the purchase piece, Tenant’s obligation to pay Basic Rent shall terminate on the Termination Date. The additional amount, if any, deposited by Tenant pursuant to clause (v) of paragraph (c) of this Article 13 and not applied towards the purchase price of such Property shall be paid to Tenant on the Termination Date provided that there is no Material Event of Default existing under this Lease.

If Tenant shall not give notice of its intention to terminate this Lease in accordance with paragraph (c) of this Article 13 or shall not be entitled to give notice of its intention to terminate this Lease, then this Lease shall continue in full force and effect.

(d) If the Net Award shall exceed the Alteration Cost Threshold, or if a Material Event of Default has occurred and is continuing, then:

(i) the full amount of the Net Award shall be paid to a depository (the “Depository”) to be selected as hereinafter provided. The Depository shall be Landlord’s mortgage if it is a bank or trust company which has an undivided capital and surplus of $200 million or more, and otherwise shall be a bank or trust company selected by Landlord and approved by Tenant (so long as a Material Event of Default does not exist under this Lease) and by Landlord’s mortgagee, which approval shall not be unreasonably withheld or delayed, which has undivided capital and surplus of Two Hundred Million Dollars ($200,000,000) or more. The Depository shall have no affirmative obligation to prosecute a determination of the amount of, or to effect the collection of, any insurance proceeds or condemnation award or awards, unless the Depository shall have been given an express written undertaking to do so by Landlord and Tenant. Moneys received by the Depository pursuant to the provisions of this Lease shall not be mingled with the Depository’s own funds and shall be held by the Depository in trust, either separately or with other trust funds, for uses and purposes provided in this Lease. The Depository shall place any moneys held by it into an interest bearing account; and the interest paid or received by the Depository on the moneys so held in trust shall be added to the moneys so held in trust. The Depository shall not be liable or accountable for any action taken or suffered by the Depository or for any disbursement of moneys made by the Depository in good faith in reliance on advice of legal counsel. In disbursing monies pursuant to clause (iii) of this paragraph (d), the Depository may rely conclusively on the information contained in any notice given to the Depository by Tenant in accordance with the provisions of said clause (iii), unless Landlord shall notify the Depository in writing within five (5) days after the giving of any such notice that Landlord intends to dispute such information, in which case the disputed amount shall not be disbursed but shall continue to be held by the Depository until such dispute shall have been resolved by agreement of the parties or by arbitration pursuant to Article 38 hereof;

(ii) Landlord and Tenant shall agree on the maximum cost of such rebuilding, restoration or repair, which agreement shall not be unreasonably withheld or delayed, and such cost exceeds the Net Award, the aggregate reasonably expected amount of which funds shall be deposited by Tenant with the Depository upon written request therefor of Landlord or Landlord’s mortgagee. If Landlord and Tenant cannot agree on the maximum cost of such rebuilding, restoration or repair, such issue shall be submitted to arbitration in accordance with Article 38 hereof;

(iii) Provided that no Material Event of Default has occurred and is continuing, from time to time, but not more often than once in any thirty (30) day period, Tenant may request reimbursement out of the Net Award for the actual costs and expenses incurred by Tenant in connection with such repair and rebuilding. Such requests shall be made by written notice to the Depository, with a copy to Landlord, setting forth in reasonable detail all of such costs and expenses incurred by Tenant. If Landlord shall in good faith desire to dispute the information contained in any notice given by Tenant pursuant to this clause (iii), Landlord shall so notify Tenant and the Depository in writing within five (5) Business Days after the giving of such notice, specifying the amount intended to be disputed and the nature of the dispute. After such five (5) Business Day period has elapsed, if Landlord has not disputed the information contained in Tenant’s Notice, the Depository shall promptly disburse to Tenant out of the Net Award the amount of such costs and expenses. If Landlord disputes the information contained in Tenant’s Notice, such dispute shall be resolved by agreement of the parties or by arbitration pursuant to Article 38 hereof, and any undisputed amount shall be released to Tenant; and

(iv) Upon the completion of such repair and rebuilding, any remaining Net Award shall be paid to and belong to Landlord. Landlord will utilize such remaining Net Award to prepay any mortgage indebtedness encumbering the Leased Property, and each payment of Basic Rent payable during the remaining Term of this Lease to occur following the payment of such remaining Net Award to Landlord shall be reduced by an amount so as to preserve Landlord’s Yield with respect to its ownership of the Leased Property; provided that in no event will Basic Rent be reduced to an amount which is less than the debt service payable to Landlord’s mortgagee.

(e) Notwithstanding any other provision to the contrary contained in this Article 13, in the event of a temporary condemnation, this Lease shall remain in full force and effect and Tenant shall be entitled to the Net Award allocable to such temporary condemnation; except that such portion of the Net Award allocable to the time period after the expiration or termination of the Term of this Lease shall be paid to Landlord.

(f) This Article 13 shall be Tenant’s sole and exclusive remedy in the event of damage or destruction to the Leased Property or in the event of a taking or condemnation thereof, and Tenant, as a material inducement to Landlord entering into this Lease, irrevocably waives and releases Tenant’s rights under California Civil Code Sections 1932(2) and 1933(4) and California Code of Civil Procedure Section 1265.130.

14. INSURANCE:

(a) Tenant shall, subject to paragraph (g) below, during the Term of this Lease, at its cost and expense, maintain valid and enforceable insurance of the following character:

(i) “all risks” insurance coverage against losses by fire and lightning and other risks for the full insurable replacement value on a per occurrence basis of the Improvements and the Equipment and all building materials, equipment, machinery, appliances and other property which constitute part of the Leased Property, with agreed amount endorsement or endorsements providing equivalent protection, including loss by windstorm, hail, explosion, earthquake, riot (including riot attending a strike), civil commotion, aircraft, vehicles, smoke damage, and vandalism and malicious mischief, but excluding insurrections, rebellions, revolutions and civil wars, in amounts not less than the full insurable value of all buildings and other improvements on the Leased Property. The term “full insurable value” as used herein means the actual replacement cost, including the costs of debris removal, but excluding the cost of constructing foundations, footings and excavations.

(ii) Comprehensive general public liability of Landlord and Tenant against claims for bodily injury, death or property damage, occurring on, in or about the Leased Property or as a result of the use of products or materials manufactured, processed, constructed or sold, or services rendered, on the Leased Property, in the minimum amount of Five Million Dollars ($5,000,000) with respect to any one occurrence, accident or disaster or incidence of negligence. Coverage should include “premises/operations”, “independent contractors”, and “blanket contractual” liabilities. If the insurance is provided on a claims made basis, the insured amount shall be Five Million Dollars ($5,000,000) per claim and the coverage shall be the same as under the occurrence from. Any claims made policy shall provide that (A) coverage will be continuous, (B) the retroactive date of the preceding continuous occurrence coverage, (C) at each renewal of the claims made coverage the retroactive date shall not be advanced, (D) if the retroactive date is advanced or coverage is cancelled for whatever reason, Tenant shall deliver to Landlord a certificate of insurance showing that Tenant has purchased the extended reporting period or supplemental tail endorsement under the previous policy extending the period for an unlimited time, if reasonably available, during which a claim may first be made, and (E) the certificate of insurance shall show the retroactive date. Without limiting the foregoing, Tenant shall, subject to paragraph (g) below, maintain all comprehensive general public liability insurance required to be maintained by the owner or occupant of the Leased Property under any contract, agreement or recorded document affecting the Leased Property or any portion thereof or any appurtenances thereto.

(iii) Workers’ compensation insurance. Tenant shall comply with applicable workers’ compensation laws and shall maintain workers’ compensation insurance if and to the extent necessary for such compliance.

(iv) Such other insurance, in such amounts and against such risks (including, without limitation, flood insurance), as is customarily maintained by operators of similar properties.

(v) Excess Liability – single limit liability insurance in the amount of Five Million Dollars ($5,000,000) with respect to the risk referred to in clause (ii) of this paragraph (a) of Article 14.

(vi) Such insurance as is required of Tenant as provided in clause (viii) of paragraph (a) of Article 12 hereof.

Such insurance shall be written by companies of recognized financial standing which are rated at least A by national rating organizations and have a claims paying ability rating from Standard & Poor’s Corporation of AAA or a rating from Best’s of at least A:XII, and are legally qualified to issue such insurance, and are acceptable to Landlord and Landlord’s mortgagee, and shall name Tenant as the insured party and Landlord and Landlord’s mortgagee, as additional insureds as their interests may appear in accordance with paragraph (c)(i) of this Article 14. Such “all risk” insurance may provide for such commercially reasonable deductible amounts as are customarily provided for in insurance maintained by comparable operators of comparable buildings (but in no event in excess of One Million Dollars ($1,000,000) per occurrence as shall be adjusted (upwards only) each year by any increase in the CPI from the Base Price Index). Tenant may, at its cost and expense, prosecute any claim against any insurer or contest any settlement proposed by any insurer, and Tenant may bring any such prosecution or contest during the Term of this Lease in the name of Landlord, Tenant or both, and Landlord will join therein at Tenant’s request, provided that Tenant shall indemnity Landlord against any costs or expenses which Landlord may incur in connection with such prosecution or contest.

(b) Provided that no Material Event of Default has occurred and is continuing, insurance claims by reason of damage or destruction to any portion of the Leased Property shall be adjusted by Tenant, subject to the approval of Landlord if such claim exceeds the Alteration Cost Threshold, which approval Landlord agrees not to unreasonably withhold, condition or delay.

(c) Every insurance policy maintained pursuant to clause (viii) of paragraph (a) of Article 12, or paragraph (a) of this Article 14 shall be reasonably satisfactory in form and substance to Landlord and Landlord’s mortgagee, and shall: (i) name Landlord and Landlord’s mortgagee as additional insureds as their interests may appear; (ii) contain a standard first mortgage endorsement naming any first mortgagee of Landlord’s interest in the Leased Property as loss payee; (iii) provide that the insurer waives all rights of subrogation against Landlord, any successor to Landlord’s interest in the Leased Property, and any mortgagee of Landlord’s interest in the Leased Property; (iv) provide that 30 days (10 days for nonpayment of premiums) prior written notice of cancellation, medication, termination or lapse of coverage shall be given to Landlord and any mortgagee of Landlord’s interest in the Leased Property and that such insurance, as to the interest of such mortgagee, shall not be invalidated by any foreclosure or any other proceedings relating to the Leased Property, nor by any change in the title ownership of the Leased Property, nor by occupation of the Leased Property for purposes more hazardous that that which is generally associated with retail and/or light industrial businesses; and (v) be primary and without right or provision of contribution as to any other insurance carried by Landlord or any other interested party; and (vi) in the event any insuring company is not domiciled within the United States of America, include a United States Service of Suit clause (providing any actions against the insurer by the named insured or Landlord are conducted within the jurisdiction of the United States of America):

(d) Tenant shall deliver to Landlord upon the execution and delivery of this Lease certificates of insurance (signed by an authorized insurance company representative), reasonably satisfactory to Landlord and any mortgagee of Landlord’s interest in the Leased Property evidencing all the insurance which is then required to be maintained by Tenant, and Tenant shall, within thirty (30) days prior to the expiration of any such insurance, deliver certificates of insurance evidencing the renewal of such insurance (signed by an authorized insurance company representative) evidencing the renewal of such insurance.

(e) Tenant shall not obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required in this Article 14 to be furnished by Tenant, unless Landlord and Landlord’s mortgagee is included therein as an additional insured, with loss payable as in this Lease provided. Tenant shall immediately notify Landlord whenever any such separate insurance is obtained and shall deliver to Landlord and Landlord’s mortgagee the policy or policies or certificates evidencing the same.

(f) Tenant shall comply with all of the terms and conditions of each insurance policy maintained pursuant to the terms of this Lease.

(g) Provided no Material Event of Default has occurred and is continuing and the Tenant has a senior unsecured debt rating of at least “A” from Standard & Poor’s Corporation and “A2” from Moody’s Investors Service, Inc., then, to the extent permitted by applicable law, the Tenant may elect to self-insure under any plan of partial or full self-insurance against any of the risks described in this Article 14 (it being understood that any insurance which the Tenant may elect to maintain while self-insurance is permitted hereunder may be provided by any insurance company or companies authorized in the United States of America). With respect to earthquake risk only, if Tenant does not meet the credit rating requirements set forth above, Tenant must either (i) maintain earthquake insurance in commercially reasonable amounts and with commercially reasonable deductibles or (ii) provide Landlord with a letter of credit from a commercial bank rated not lower that “A+” by Standard & Poor’s Corporation and “A1” by Moody’s Investors Service, Inc. in an amount equal to the full replacement cost of the Improvements, or other comparable collateral reasonably acceptable to Landlord in an amount no more than the full replacement cost of the Improvements.

15. FINANCIAL STATEMENTS:

Tenant shall furnish, or cause to be furnished, the following statements to Landlord:

(i) as soon as practicable and in any event within 120 days after the end of each fiscal year, consolidated statements of earnings, and consolidated statements of cash flows, consolidated statements of stockholders equity, and consolidated balance sheets as of the end of each such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding year, all in the from as furnished by BankAmerica Corporation, a Delaware corporation, the parent corporation of Tenant, to the Securities and exchange Commission or similar federal agency having regulatory jurisdiction over

BankAmerica Corporation, or, it no such jurisdiction exists, in reasonable detail and reasonably satisfactory in scope to Landlord and certified to BankAmerica Corporation as to consolidated statements by independent certified public accountants of recognized national standing selected by BankAmerica Corporation whose certificate shall be based upon an examination conducted in accordance with generally accepted auditing standards and the application of such tests as said accountants deem necessary in the circumstances.

(ii) with reasonable promptness, copies of all financial statements and reports which BankAmerica Corporation shall send to its stockholders, and copies of each Form 10-K, Form 10-Q, Form80-K, proxy statement and, in the form having been deemed effective, registration statement (without exhibits) (other than preliminary proxy statements and Form S-8 registration statements), or copies of any successor forms or statements substituted there for, which BankAmerica Corporation shall file with the Securities and Exchange Commission (“SEC”) or any governmental agency substituted to the functions of the SEC.

16. RIGHT OF FIRST REFUSAL:

If at any time during the Term of this Lease, Landlord shall receive a bona fide offer (a “Third Party Offer”) from a third party (other than a purchaser making a bid or offer to purchase the Leased Property at any sale incidental to the exercise of any remedy provided for in any mortgage on the Leased Property at any sale incidental to the exercise of any remedy provided for in any mortgage on the Leased Property), which offer may be in the form of a term sheet or letter of intent and need not be an executed purchase contract, to acquire, purchase or otherwise obtain its interest in the Leased Property or any portion thereof containing terms and conditions satisfactory to Landlord, then Landlord, shall notify Tenant of such Third Party Offer, including the identity of the offeror and a copy of the applicable term sheet or letter of intent or purchase contract. If at any time no Material Event of Default has occurred hereunder and is continuing, for a period of forty-five (45) days after Tenant’s receipt of Landlord’s notice, Tenant shall have the exclusive right to accept Landlord’s offer to purchase Landlord’s interest in the Leased Property upon the terms and conditions set forth in the Third Party Offer, less the savings resulting from the absence of brokerage commissions (if any). Tenant shall exercise such right of first refusal, if at all by delivering its written purchase offer to Landlord within forty-five (45) days after receipt of Landlord’s notice. Such purchase shall occur on the next occurring Installment Payment Date that is at least forty-five (45) days after Landlord’s receipt of such notice. On the date of such purchase Landlord shall convey and assign to Tenant, or its designee, Landlord’s interest in the Leased Property or portion thereof against payment of the sale price therefor, in accordance and upon compliance with the terms and conditions of the Third Party Offer, provided that such conveyance and assignment shall be made subject to this Lease (including without limitation the provisions of this Article 16), and, notwithstanding any purchase of the Leased Property by Tenant pursuant to this Article 16, this Lease shall continue in full force and effect with respect to the Leased Property as set forth in Article 26. If Tenant fails to accept Landlord’s offer within such forty-five (45) day period, than Landlord shall be free to sell the Leased Property at a price not less than the purchase price and otherwise on the terms and conditions contained in the Third Party Offer for a period of twelve (12) months thereafter without offering the Leased Property to Tenant. If Landlord does not convey its interest in the Leased Property within such twelve (12) month period or in the event of any material change in the terms of the Third Party Offer (it being agreed and understood that any change in price would constitute a material change), Tenant’s rights pursuant to this paragraph shall be reinstated. Any third party that purchases the Leased Property pursuant to this Article 16 shall take the Leased Property subject to the terms hereof (including without limitation the provisions of this Article 16 shall take the Leased Property subject to the terms hereof (including without limitation the provisions of this Article 16), and such purchaser shall assume Landlord’s rights and obligations under the Lease, and this Lease shall remain in full force and effect. Landlord shall cause any third party purchasing the Leased Property pursuant to this Article16 to execute and deliver to Tenant a document confirming such third party’s assumption of Landlord’s rights and obligations under this Lease.

17. PURCHASE PROCEDURE

(a) In the event of the purchase of Landlord’s interest in the Leased Property by Tenant pursuant to any provision of this Lease, the terms and conditions of this Article 17 shall apply.

(b) On the closing date fixed for the purchase of Landlord’s interesting the Leased Property:

(i) Tenant shall pay to Landlord, in lawful money of the United States, at Landlord’s address hereinabove stated or at any other place in the United States which Landlord may designate, the purchase price; and

(ii) Landlord shall execute and deliver to Tenant a grant deed, assignment and/or such other instrument or instruments as may be appropriate, which shall transfer Landlord’s interest in the Leased Property or portion thereof being sold subject to, (A) Permitted Encumbrances (except free of the lien of any mortgage indebtedness incurred, other than with respect to a purchase under Article 16), (B) all liens, encumbrances, charges, exceptions and restrictions attaching to the Leased Property after the Commencement Date which shall not have been created or caused by Landlord unless consented to by Tenant, and (C) all applicable laws, rules, regulations, ordinances and governmental restrictions then in effect. In the case of a purchase of Landlord’s interest in the Leased Property by Tenant pursuant to paragraph (c) of Article 13 hereof, Landlord shall also pay to Tenant the Net Award, if any.

(c) Tenant shall pay all costs, charges and expenses of Landlord and Landlord’s mortgagee (other than any prepayment premiums or penalties imposed by any such mortgagee) incident to such transfer including, without limitation, all recording fees, reasonable attorneys’ fees and expenses, transfer taxes, title insurance premiums and federal, state and local taxes, except for any net income taxes, except in the case of a purchase by Tenant pursuant to Article 16, in which case costs and expenses will be allocated between Landlord and Tenant in the same manner as was provided for in the Third Party Offer.

(d) Tenant shall pay all Basic Rent and Additional Rent due and payable on the date Tenant purchases Landlord’s interest in the Leased Property.

18. INVESTMENT CREDIT:

Landlord hereby elects under the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), to pass through to Tenant all investment tax credits which may be applied from time to time in respect of the Leased Property or any part thereof under Section 38 of the code (or under the corresponding section of any U.S. income tax law at any time in effect during the Term of this Lease). Landlord agrees, at Tenant’s expense, to execute timely all documents prepared by Tenant and delivered to Landlord in advance and required by the Code and regulations issued thereunder to enable Tenant to obtain such investment tax credits.

19. QUIET ENJOYMENT:

Upon due performance of the covenants and agreements to be performed by Tenant under this Lease, Landlord covenants that Tenant shall and may at all times peaceably and quietly have, hold and enjoy the Leased Property during the Term of this Lease, without interruption from the acts of Landlord. Notwithstanding the preceding sentence, Landlord, Landlord’s mortgagee, or their agents may enter into and inspect the Leased Property at any reasonable time during normal business hours, upon the giving of reasonable notice, if they take precautions not to unreasonably inconvenience Tenant or any persons occupying the Leased Property in accordance with this Lease and are accompanied by an employee or other representative of Tenant at all times during such entry and inspection, or at any time in the event of an emergency, it being agreed and understood that only a situation posing a substantial risk of serious and imminent bodily injury or significant property damage shall be considered an emergency for purposed of this Article 19. Furthermore, Tenant may designate certain areas of the Leased Property as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable or confidential information. Landlord may not enter such Secured Areas except in the case of emergency.

20. TERMINATION:

In the event of the termination of this Lease as herein provided, the obligations and liabilities of Landlord and Tenant, as the case may be, actual or contingent, under this Lease which arose at or prior to such termination shall survive such termination.

21. SUBLETTING; ASSIGNMENT:

(a) Subject to subparagraphs (c), (d) and (e) hereof and Article 5 hereof, Tenant may sublet the Leased Property or any portion or portions thereof, provided that (i) no Material Event of Default has occurred and is continuing and (ii) each sublease shall expressly be made subject and subordinate to the provisions of this Lease. All references in this Lease to a sublease shall be deemed to include all license agreements and any other arrangements for occupancy or other use by any person or entity of all or any part of the Leased Property, and all references in this Lease to a subtenant shall include any licensee, occupant or other user of all or any part of the Leased Property.

(b) Subject to subparagraphs (c), (d) and (e) hereof and Article 5 hereof, Tenant may assign its interest under this Lease, provided that no Material Event of Default has occurred and is continuing and provided further that such assignment shall expressly be made subject to the terms of this Lease.

(c) The term of any subletting of the Leased Property or assignment of this Lease shall not extend beyond the Term of this Lease then in effect. Any sublessee or assignee shall be permitted to use the Leased Property only for the purposes permitted under this Lease.

(d) Tenant shall not sublease the Leased Property or any portion thereof or assign this Lease if the effect of such sublease or assignment would be to cause the Leased Property or any portion there of to be considered as used by a tax-exempt entity or other entity with the result that some or all of the federal, state or municipal income tax deductions which Landlord otherwise would be permitted to report with respect to the Leased Property or the Lease would be deferred or denied, or cause this Lease not to be a true lease for federal income tax purposes. Landlord agrees that within twenty (20) Business Days of the receipt of the receipt of any notice of proposed sublease or assignment from Tenant, Landlord will provide Tenant with notice on whether the requirements of this subparagraph (d) are satisfied, and Landlord’s failure to notify Tenant within such period shall be deemed to be a notification by Landlord that such requirements are satisfied.

(e) No sublease or assignment shall affect or reduce any obligation of Tenant or right of Landlord hereunder, and all obligations of Tenant of a principal and not of a guarantor or surety, as though no subletting or assignment had been made.

(f) Tenant shall, within thirty (30) days after the execution thereof, deliver to Landlord a conformed copy (with acknowledgments) of the following: (i) all lease assignments; (ii) any individual sublease (other than to an affiliate of Tenant) of more than 50,000 net rentable square feet of the Leased Property; and (iii) all subleases (other than to affiliates of Tenant) if in the aggregate such subleases comprise more than 30% of the net rentable square feet of the Leased Property.

(g) Neither this Lease nor the Term of this Lease hereby demised shall be mortgaged or pledged by Tenant, nor shall Tenant mortgage, pledge or assign the interest of Tenant in and to any sublease of the Leased Property or any portion thereof or the rental payable thereunder. Any such mortgage, assignment or pledge, and any sublease or assignment not permitted by this Article 21, shall be void.

(h) Landlord may assign, convey, or otherwise transfer its estate, right, title and interest hereunder or in the Leased Property or any part thereof, and upon execution and delivery of any such assignment, conveyance or other transfer, Landlord shall be released from its obligations hereunder arising after the date of such conveyance or other transfer, if any, provided that in connection with any such assignment, conveyance or transfer by Landlord, the transferee agrees to assume all of the obligations of Landlord, if any, under this lease. Any such assignment, conveyance or other transfer shall be subject to this Lease. In the event that Landlord shall transfer part of its interest in the Leased Property subject to this Lease, then Tenant shall enter into such documentation as Landlord shall deem reasonably necessary to effectuate such transfer and to confirm the continued validity and enforceability of this Lease.

Notwithstanding the forgoing, so long as the Lease remains in effect and no Material Event of Default is continuing, Landlord shall not sell the Leased Property except upon compliance with the following conditions:

(i) the transferee shall be a single purpose entity which is not engaged in any business other than the ownership, financing and leasing of the Leased Property.

(ii) the transferee shall be controlled (within the meaning of Rule 405 under the Rules and Regulations of the Securities Act of 1933, as amended) by an Institutional Investor.

(iii) Landlord shall have given notice to Tenant of the identity of the proposed transferee not fewer than ten (10) Business Days prior to entering into any binding agreement with the transferee relating to the transfer of the Leased Property.

(iv) the transferee shall not be a direct competitor of Tenant, meaning a bank, bank holding company, savings bank, savings and loan association, or trust company, or a parent company or subsidiary of any of the foregoing, doing business in the same market as Tenant (a “Direct Competitor”).

In the event of a violation by Landlord of the above restrictions, Tenant may seek an injunction to prohibit any such sale, and any sale in violation of this provision shall be void ab initio.

In the event that, upon receipt of Landlord’s notice set forth above, Tenant acting in good faith, reasonably believes that the proposed transferee is a Direct Competitor, Tenant will have the right, for a period of ten (10) Business Days following receipt of such notice, to approve or disapprove such proposed transfer. In the event that Landlord intends to sell the Leased Property to a transferee which in Landlord’s judgment is not a Direct Competitor, Landlord shall deliver a notice to Tenant requesting Tenant’s approval of such proposed transfer. Tenant shall within ten (10) Business Days from its receipt of such notice confirm in writing Tenant’s agreement that the proposed transferee is not a Direct Competitor. If Tenant does not object to the proposed transfer or provide a written response to Landlord within either of the above ten (10) Business Day period, Tenant shall, subject to Tenant’s right of first refusal pursuant to Article 16 of the Lease, be deemed to have approved such transfer and Tenant shall have waived its rights to object to such transfer or seek an injunction hereunder. In the event that Landlord and Tenant cannot reach agreement with respect to whether the proposed transferee is a Direct Competitor of the Tenant, then the parties shall submit such issue to arbitration in accordance with the provisions of Article 38 hereof. Tenant’s rights hereunder shall be applicable to any proposed transfer and any future transfer by any permitted successor or assign of Landlord. In the event that Landlord transfers (or attempts to transfer) its interest in the Leased Property in violation of this section, Tenant will be reimbursed on demand by Landlord for its reasonable attorney’s fees and other out-of-pocket expenses incurred in the enforcement of its rights hereunder.

This paragraph (h) of Article 21 is not applicable to any transfer by Landlord to a mortgagee of the Leased Property, by foreclosure or otherwise.

22. ADVANCES BY LANDLORD:

If Tenant shall fail to make or perform any payment or act required by this Lease within any applicable cure period, then Landlord may at its option make such payment or perform such act for the account of Tenant, and Landlord shall not thereby be deemed to have waived any default or released Tenant from any obligation hereunder. All amounts so paid by Landlord and all incidental costs and expenses (including reasonable attorney’s fees and expenses) actually incurred in connection with such payment or performance, together with interest at the annual rate equal to the greater of (i) twelve percent (12%) and (ii) three percent (3%) above the prime rate as announced from time to time in New York City by Citibank, N.A. (or at the highest rate not prohibited by applicable law, whichever is less) (the “Overdue Interest Rate”) from an including the date of the making of such payments or the incurring of such costs and expenses to and including the date of repayment, shall be paid by Tenant to Landlord on demand.

23. CONDITIONAL LIMITATIONS - EVENTS OF DEFAULT AND REMEDIES:

(a) Any of the following occurrences or acts shall constitute an “Event of Default” under this Lease:

(i) if Tenant shall default in making payment when due of any installment of Basic Rent or Additional Rent, and such default shall continue for five (5) Business Days after receipt of notice of such default; or

(ii) if Tenant shall default in the due performance of any other covenant, agreement, obligation or condition on the part of Tenant to be performed hereunder, other than as set forth in clause (i) or clause (vii) of this paragraph (a), and if such default shall continue for thirty (30) days after written notice from Landlord to Tenant specifying such default and demanding that the same be cured (or, in the case of a default which cannot be cured with the payment of money, or with due diligence be wholly cured within such thirty (30) day period, if Tenant shall fail to commence to cure the same with said thirty (30) day period, or, having promptly so commenced to cure the same shall fail thereafter to prosecute the curing thereof in good faith and with all due diligence, it being intended that the time within which to cure such a default shall be extended for such period as may be necessary to complete the curing of the same in good faith and with due diligence, provided that in no event shall such cure period extend beyond the earlier of (i) two hundred seventy (270) days after written notice from Landlord (except with respect to the cure of environmental violation in accordance with the requirements of all governmental authorities) and (ii) the last day of the Term of this Lease); or

(iii) if Tenant, or any corporation succeeding to Tenant by merger, consolidation or acquisition of all or substantially all of its assets, shall file a petition in bankruptcy or for reorganization or for an arrangement pursuant to the Bankruptcy Act of under any similar federal or state law now or hereafter in effect, or shall be adjudicated a bankrupt or become insolvent or shall make an assignment for the benefit of its creditors, or shall be unable to pay its debts generally as they become due, or shall be dissolved, or shall suspend payment of its obligations, or shall take any corporate action in furtherance of any of the foregoing; or

(iv) if a petition or answer shall be filed proposing the adjudication of Tenant or any corporation succeeding to Tenant by merger, consolidation or acquisition of all or substantially all of its assets as a bankrupt or its reorganization pursuant to the Bankruptcy Act or any similar federal or state law, now or hereafter in effect, and (A) Tenant or its successor corporation shall consent to the filing thereof, or (B) such petition or answer shall not be discharged, or denied within one hundred twenty (120) days after the filing thereof; or

(v) if a receiver, trustee or liquidator (or other similar official) shall be appointed for or take possession or charge of Tenant or any corporation succeeding to Tenant by merger, consolidation or acquisition of all or substantially all of its assets, or of all or substantially all of the business or assets of Tenant or its successor corporation or of Tenant’s or its successor corporation’s estate or interest in the Leased Property, and shall not be discharged within ninety (90) days thereafter or if Tenant or its successor corporation shall consent to or acquiesce in such appointment; or

(vi) if the estate or interest of Tenant in the Leased Property or any sublease thereof shall be levied upon or attached in any proceeding and such process shall not be vacated or discharged within ninety (90) days after such levy or attachment, unless Tenant shall be contesting such levy or attachment in accordance with the requirements of paragraph (d) of Article 7 hereof: or

(vii) if Tenant fails to pay Landlord the purchase price of the Leased Property pursuant to Article 17 hereof or if Tenant fails to maintain insurance in accordance with Article 14 hereof or if Tenant is in breach of Article 29 hereof; or

(viii) if, as of the time when the same shall have been made, any representation or warranty of Tenant to Landlord or Landlord’s mortgagee set forth in any notice, certificate, demand, request or other instrument delivered in connection with or pursuant to this Lease shall prove to be incorrect or misleading in any material respect which breach had a material adverse effect on Landlord and for which Tenant failed to diligently commence to cure or, having diligently commenced to cure, which was not cured within two hundred seventy (270) days thereafter.

(b) This Lease and the Term of this Lease and estate hereby granted are subject to the limitation that whenever an Event of Default shall have occurred, Landlord may, at Landlord’s option, elect to (i) re-enter the Leased Property, without notice, and remove all persons and property therefrom, either by summary proceedings or by any suitable action or proceeding at law, or otherwise, without being liable to indictment, prosecution action or proceeding at law, or otherwise, without being liable to indictment, prosecution or damages therefor, and may have, hold and enjoy the Leased Property, together with the appurtenances thereto and the improvements thereon; and/or (ii) terminate this Lease at any time by giving ten (10) days notice in writing to Tenant, electing to terminate this Lease, and the Term of this Lease shall expire at the expiration of said last mentioned ten (10) days notice as fully and completely as if said date were the date herein originally fixed for the expiration of the Term of this Lease hereby granted, and Tenant shall thererupon quit and peacefully surrender the Leased Property to Landlord, with all appurtenances thereto and all improvements thereron, without any payment therefor by Landlord, and Landlord, upon the expiration of said last mentioned ten (10) days notice, or at any time thereafter, may re-enter the Leased Property as provided in the preceding clause (i).

(c) In case of any such re-entry, termination and/or dispossession by summary proceedings as provided in the immediately preceding paragraph, (i) the Basic Rent and Additional Rent shall become due thereupon and be paid up to the time of such re-entry, dispossession and/or termination, together with such expenses, including reasonable attorneys’ fees and expenses, as Landlord shall incur in connection with such re-entry, termination and/or dispossession by summary proceedings or otherwise; (ii) Landlord may in good faith relet the Leased Property or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may, at Landlord’s option, be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease; (iii) Tenant shall also pay to Landlord all other actual damages and expenses which Landlord shall have sustained by reason of the breach of any provision of this Lease, including, without limitation, legal expenses, reasonable attorneys’ fees, brokerage commissions and expenses incurred in altering, repairing and putting the Leased Property and any buildings and improvements thereon in good order and condition and in preparing the same for reletting, which expenses shall be paid by Tenant as they are incurred by Landlord; (iv) Tenant shall also pay to Landlord the amount by which the Basic Rent reserved in this Lease exceeds the net amount, if any, of the rents collected on account of the leases of the Leased Property for each month of the period which would otherwise have constituted the Term of this Lease (excluding unexercised extension options other than the Landlord Extension Term), which amounts shall be paid in monthly installments by Tenant on the respective Installment Payment Dates specified therefor, and any suit brought to collect said amounts for any month or months shall not prejudice in any way the rights of Landlord to collect the deficiency in any subsequent month by a similar action or proceeding; and/or (v) at the option of Landlord exercised at any time, Landlord forthwith shall be entitled to recover from Tenant as liquidated damages, in addition to any other proper claims but in lieu of and not in addition to any amount which would thereafter have become payable under the preceding clause (iv), whichever of the following sums Landlord shall elect:

(A) an amount equal to the Basic Rent and Additional Rent reserved in this Lease and/or covenanted to be paid for the remainder of the Term of this Lease (excluding unexercised extension periods other that the Landlord Extension Term), discounted at the rate of six and on-half percent (6 1/2%) per year to present worth; provided that, if Tenant shall so request, Landlord shall at the time of such payment assign and convey the Leased Property to Tenant, without further consideration, in accordance with the terms and provisions of Article 17 hereof; or

(B) the Termination Values as set forth in Schedule C hereto, provided that, if Tenant shall so request, Landlord shall at the time of such payment assign and convey the Leased Property to Tenant, without further consideration, in accordance with the terms and provisions of Article 17 hereof.

Landlord, at Landlord’s option, may make such alterations and/or decorations in the Leased Property as Landlord, in Landlord’s sole judgment, considers advisable and necessary for the purpose of reletting the Leased Property; and the making of such alterations and/or decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid.

(d) No receipt of moneys by Landlord from Tenant after a termination of this Lease by Landlord shall reinstate, continue or extend the Term of this Lease or affect any notice theretofore given to Tenant, or operate as a waiver of the right of Landlord to enforce the payment of rent than due or thereafter falling due, it being agreed that after the commencement of suit for possession of the Leased Property, or after final order or judgment for the possession of the Leased Property, Landlord may demand, receive and collect any moneys due or thereafter falling due without in any manner affecting such suit, order or judgment, all such moneys collected being deemed payments on account of the use and occupation of the Leased Property or, at the election of Landlord, on account of Tenant’s liability hereunder. Landlord shall have, receive and enjoy as Landlord’s sole and absolute property, without right or duty to account therefor to Tenant, any and all sums collected by Landlord as rent or otherwise upon reletting the Leased Property after Landlord shall resume possession thereof as hereinbefore provided, including, without limitation upon the generality of the foregoing, any amounts by which the sum or sums so collected shall exceed the continuing liability of Tenant hereunder.

(e) The word “re-enter”, as used in this Lease, is not and shall not be restricted to its technical legal meaning, but is used in the broadest sense. No such taking of possession of the Leased Property by Landlord shall constitute an election to terminate the Term of this Lease unless notice of such intention be given to Tenant or unless such termination be decreed by a court having jurisdiction.

(f) If an action shall be brought for the enforcement of any provision of this Lease, in which it shall be determined that an Event of Default has occurred, Tenant shall pay to Landlord all costs and other expenses which may become payable as a result thereof, including reasonable attorney’s fees and expenses. If Landlord shall, without fault on its part, be made a party to any litigation commenced against Tenant, Tenant shall pay all costs and reasonable attorneys’ fees and expensed. If Landlord shall, without fault on its part, be made a party to any litigation commenced against Tenant, Tenant shall pay all costs and reasonable attorneys’ fees actually incurred or paid by Landlord in connection with such litigation.

(g) No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to any other legal or equitable right or remedy given hereunder, or at any time existing. The failure of Landlord to insist upon the strict performance of any provision or to exercise any option, right, power or remedy contained in this Lease shall not be construed as a waiver or a relinquishment thereof for the future. Receipt by Landlord of any Basic Rent or Additional Rent payable hereunder with knowledge of the breach of any provision contained in this Lease shall not constitute a waiver of such breach (other than the prior failure to pay such Basic Rent or Additional Rent) and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless made under signature of an officer of Landlord.

24. NOTICES:

All notices and other instruments given or delivered pursuant to this Lease shall be in writing and shall be deemed to have been given (i) when delivered by hand, (ii) on the earlier of receipt and five (5) Business Days after being sent by first class registered or certified mail, postage prepaid, returned receipt requested, (iii) when sent by telegram or cable or (iv) on the earlier of receipt and two (2) days after being sent by a nationally recognized overnight courier. Copies of notices must be sent to all of the parties listed below. Landlord and Tenant shall each have the right to specify, from time to time, as its address for purposes of this Lease, any address and any addressee, in the continental United States, upon giving fifteen (15) days’ written notice thereof to the other party. The addresses of Landlord and Tenant for purposes of this Lease, until notice has been given as above provided, shall be as follows:

Landlord:	PREFCO XXI Limited Partnership
c/o Pitney Bowes Credit Corporation
27 Waterview Drive
Shelton, Connecticut 06484
Attention: Vice President – Credit/Operations
FAX: (203) 922-4083
PHONE: (203) 922-4073

With a copy to:	Kelly Drye & Warren LLP
101 Park Avenue
New York, New York 10178
Attention: John A. Garraty, Jr., Esq.
FAX: (212) 808-7898
PHONE: (212) 808-7653

Tenant:	Bank of America NT & SA
Corporate Real Estate
600 Wilshire Blvd., 2nd Floor
Los Angeles, California 90017
Attention: Mr. Darl D. Kellogg and Mr. Steven T. Ohigashi
FAX: (213) 228-2304
PHONE: (213) 228-3366 and (213) 228-2680

Bank of America NT & SA
Legal Department
555 South Flower Street, Suite 800
Los Angeles, California 90071
Attention: John A Clark, Esq.
FAX: (213) 228-5344
PHONE: (213) 228-5030

Koll
Attn: Lease Administration
101 North First Avenue
Phoenix, AZ 85003

Koll
Attn: Office of the Building
275 So. Valencia
Brea, CA 92821

With a copy to:	Pillsbury Madison & Sutro LLP
725 South Figueroa Street
Los Angeles, California 90017-2513
Attention: John J. Duffy, Esq.
FAX: (213) 629-1033
PHONE: (213) 488-7415

25. ESTOPPEL CERTIFICATES:

Each party hereto agrees that at any time and from time to time during the Term of this Lease, it will promptly, but in no event later than fifteen (15) days after request by the other party hereto, execute, acknowledge and deliver to such requesting party or to any prospective purchaser, assignee or mortgagee or third party designated by such requesting party, a certificate stating (a) that this Lease is unmodified and in force and effect (or if there have been modifications, that this Lease is in force and effect as modified, and identifying the modifications, that this Lease is in force and effect as modified, and identifying the modifications, that this Lease is in force and effect as modified, and identifying the modification agreements); (b) the date to which rent has been paid; (c) whether or not there is any existing default by Tenant in the payment of Basic Rent or any other sum of money hereunder, and whether or not there is any other existing default by either party hereto with respect to which a notice of default has been served, and, if there is any such default, specifying the nature and extent thereof; (d) whether or not there are any setoffs, defenses or counterclaims against enforcement of the obligations to be performed hereunder existing in favor of the party executing such certificate; and (e) any other information relating to this Lease reasonably requested by the requesting party.

26. NO MERGER:

There shall be no merger of this Lease or of any leasehold or subleasehold estate hereby or thereby created with the fee or any other estate or interest or ownership interest in the Leased Property or any part thereof by reason of the fact that the same person, firm, corporation or other entity may acquire or own or hold, directly or indirectly, (a) this Lease or any leasehold or subleasehold estate created hereby or thereby or any interest in this Lease or in any such leasehold or subleasehold estate and (b) the fee estate or other estate or interest or ownership interest in the Leased Property or any part thereof, and this Lease shall not be terminated for any cause except as expressly provided herein.

27. SURRENDER; HOLDOVER

(a) Upon the expiration or earlier termination of the Term of this Lease, Tenant shall surrender the Leased Property to Landlord in the same condition and suitable for the same use in which the Leased Property was originally received from Landlord except as repaired, rebuilt or altered (including without limitation the alterations listed on Schedule F) as required or permitted by this Lease and except for ordinary wear and tear. Tenant shall remove from the Leased Property on or prior to such expiration or earlier termination all property owned or leased by Tenant from any third party except that agreed upon by Landlord and Tenant in writing, which agreement, if any shall be entered into at least thirty (30) days prior to the expiration or earlier termination of the Term of this Lease, and shall repair any damage caused by such removal. Property not so removed within three (3) Business Days after notice from Landlord shall become the property of Landlord, which may cause such property to be removed from the Leased Property and disposed of, but the cost of any such removal and disposition and of repairing any damage caused by such removal shall be borne by Tenant.

(b) Except for surrender upon the expiration or earlier termination of the Term of this Lease, no surrender to Landlord of this Lease or of the Leased Property shall be valid or effective unless agreed to and accepted in writing by Landlord.

(c) If the Tenant shall continue to occupy the Leased Property after the expiration or earlier termination of this Lease, then Tenant shall be deemed to be a holdover tenant, the tenancy of which shall be from month to month upon the same provisions and conditions set forth in this Lease, except that Basic Rent for the holdover period shall be an amount equal to one hundred thirty (130%) percent of the Basic Rent in effect immediately prior to the holdover period. The foregoing shall not constitute a waiver of the Landlord’s right or re-entry or any other right granted under this Lease and shall not derogate from any of Tenant’s obligations hereunder in respect of the surrender of the Leased Property or otherwise.

28. SEPARABILITY:

Each provision contained in this Lease shall be separate and independent and the breach of any such provision by Landlord shall not discharge or relieve Tenant from its obligation to perform each obligation of this Lease to be performed by Tenant. If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid and unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

29. BINDING EFFECT; MERGER, CONSOLIDATION AND DISPOSAL OF ASSETS:

(a) All provisions contained in this Lease shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns and sublessees of Landlord, Tenant and Landlord’s mortgagee to the same extent as if each such successor or assign or sublessee were named as a party hereto.

(b) Without the prior written consent of Landlord, Tenant will not, directly or indirectly, consolidate with or merge into any corporation, association, partnership or other business organization to consolidate with or merge into it, or sell or otherwise transfer all or substantially all of its properties and assets, or acquire all or substantially all of the assets of any corporation, association, partnership or other business organization or individual, unless (i) the Tenant shall be the entity surviving such consolidation, merger or other action, or the surviving entity or transferee shall enter into an assumption of this Lease and the other agreements contemplated by this transaction in form and substance reasonably satisfactory to Landlord; (ii) immediately prior to such action, no Event of Default shall have occurred and be continuing; (iii) immediately after giving affect to such action, no default or Event of Default shall exist under this Lease as a consequence of such action; (iv) the surviving entity (whether or not Tenant) or transferee and its subsidiaries shall be in compliance with all bank regulatory requirements with respect to capital; and (v) the surviving entity or transferee shall be a corporation duly organized, validly existing and in good standing under the laws of the United States of America, any state or the District of Columbia.

30. SHOWING:

During the one year period preceding the date on which the Term of this Lease shall terminate or fully expire, Landlord may show the Leased Property to prospective tenants or purchasers at such reasonable times during normal business hours as Landlord may select upon reasonable prior notice to Tenant, if they take precautions not to unreasonably inconvenience Tenant or any persons occupying the Leased Property in accordance with this Lease and are accompanied by an employee or other representative of Tenant at all times during such entry. Tenant may designate certain areas of the Leased Property as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information. Landlord may not enter such Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information. Landlord nay not enter such Secured Areas except in the case of emergency, as set forth in Article 19 hereof.

31. NATURE OF LANDLORD’S OBLIGATIONS:

Anything in this Lease to the contrary notwithstanding, no recourse or relief shall be had under any rule of law or equity, statute or constitution or by any enforcement of any assessments or penalties, or otherwise or based on or in respect of this Lease (whether by breach of Landlord or any predecessor or successor corporation (or other entity) of Landlord), or its employees, shareholders, officers, directors, members, managers, trustees, partners or principals, disclosed or undisclosed, or any of their respective employees, shareholders, officers directors, members managers, trustees, partners or principals, disclosed or undisclosed, or any of their respective successors and assigns, it being expressly understood that any obligations of Landlord under or relating to this Lease are solely obligations payable out of Landlord’s equity interest in the Leased Property and are compensable solely therefrom (subject and subordinate to the rights of Landlord’s mortgagee under the related mortgage and without in any manner affecting or limiting Tenant’s obligations under this Lease). It is expressly understood that all such liability is and is being expressly waived and released as a condition of and as condition for the execution of this Lease, and Tenant expressly waives and releases all such liability as a condition of, and as consideration for, the execution of this Lease.

32. GRANTING OF EASEMENTS:

If no Material Event of Default hereunder has occurred and is continuing, Landlord will join with Tenant, from time to time at the request of Tenant (and at Tenant’s sole cost and expense), with respect to their interest in the Leased Property to any person legally empowered to take such interest under the power of eminent domain, (ii) grant, in the ordinary course of business, easements, licenses, rights of way and other rights and privileges in the nature of easements, (iii)

release, in the ordinary course of business, existing easements and appurtenances which benefit the Leased Property, (iv) dedicate or transfer unimproved portions of the Leased Property for road, highway or other public purposes, (v) execute petitions to have the Leased Property annexed to any municipal corporation or utility district, (vi) execute amendments to any covenants and restrictions affecting the Leased Property and (vii) execute and deliver any instrument, in form and substance reasonably acceptable to Landlord and Landlord’s mortgagee, necessary or appropriate to make or confirm such grants or releases to any person, with or without consideration, but only if Landlord shall have received (x) a certificate of an authorized officer of Tenant stating that such grant or release was granted in the ordinary course of Tenant’s business, does not materially interfere with and is not detrimental to the conduct of business on the Leased Property and does not materially impair the usefulness of the Leased Property or materially impair the fair market value of the Leased Property or materially impair Landlord’s or Landlord’s mortgagee’s interest in the Leased Property, (y) a certificate stating the consideration, if any being paid for said sale, grant easement, license, release, right of way, petition, amendment or other such instruments described in this Article 33, is in the opinion of Tenant fair and adequate; and (z) a duly authorized and binding undertaking of Tenant, in form and substance reasonably satisfactory to Landlord and Landlord’s mortgagee, to remain obligated under this Lease and under any instrument executed by Tenant consenting to the assignment of Landlord’s interest in this Lease as security for indebtedness, as though such easement, license, right-of-way or other right or privilege has not been granted or released, and to perform all obligations of the grantor or party effecting the release under such instrument of grant or release during the Term of this Lease.

33. RECORDING OF LEASE:

Landlord and Tenant will execute, acknowledge, deliver and cause to be recorded or filed in the manner and place required by any present or future law a memorandum of this Lease or, if required by law, this Lease, and all other instruments, including, without limitation, financing statements, continuation statements, releases and instruments or similar character, which shall be reasonably requested by Landlord or Tenant as being necessary or appropriate in order to protect their respective interests in the Leased Property or to publish notice of or to create, maintain and protect or terminate or release the lien and security interest intended to be created by any mortgage upon, and the interest of Landlord’s mortgagee in, the Leased Property. If either Landlord or Tenant shall fail to comply with this paragraph, Tenant or Landlord, as the case may be, shall be and is hereby irrevocably appointed the agent and attorney-in-fact of Landlord or Tenant, as the case may be, to comply therewith, but this sentence shall not prevent any default in the observance of this Article 33 by the Tenant from constituting an Event of Default hereunder.

34. RELATIONSHIP OF PARTIES.

Nothing contained in this Lease shall be construed in any manner to create any relationship between the Landlord and the Tenant other than the relationship of landlord and tenant. Without limitation, the Landlord and the Tenant are independent parties and shall not be considered partners or co-venturers for any purpose on account of this Lease.

35. ACCESS TO LEASED PROPERTY.

The Tenant will permit the Landlord, any Landlord’s mortgagee and their duly authorized representatives to enter upon the Leased Property and to inspect the same at any and all reasonable times during normal business hours, upon reasonable advance notice if they take precautions not to unreasonably inconvenience Tenant or any persons occupying the Leased Property in accordance with this Lease and are accompanied by an employee or other representative of Tenant at all times during such entry and inspection, and at any time in the case of emergency (as such is described in Article 19) without the giving of notice, and for purposes reasonably related to the rights of the Landlord, and any Landlord’s mortgagee under this Lease. Tenant may designate certain areas of the Leased Property as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information. Landlord may not enter such Secured Areas except in the case of emergency, as set forth in Articles 10 and 19 hereof.

36. BROKER.

The Tenant and the Landlord each represents to the other that it has dealt with no brokers in connection with this Lease and the transactions contemplated hereby, other than Wells Hill Partners, Ltd. Any fees any commissions payable to Wells Hill Partners, Ltd. shall be paid by Tenant.

37. TRUE LEASE.

This Lease is intended as, and shall constitute, an agreement of lease, and nothing herein shall be construed as conveying to the Tenant any right, title or interest in or to the Leased Property nor to any remainder or reversionary estates in the Lease Property except, in each instance, as a lessee.

38. ARBRITATION OF DISPUTES:

DISPUTE RESOLUTION: NOTICE: BY INITIALLING IN THE SPACE BELOW, YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE DISPUTE RESOLUTION PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT BY JURY TRIAL. BY INITIALLING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL UNLESS SUCH RIGHTS ARE SPECIFICALLY INCLUDED IN THE DISPUTE RESOLUTION PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE DISPUTE RESOLUTION PROVISION TO NEWTRAL ARBITRATION.

INITIALS	INITIALS

ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS LEASE OR ANY AGREEMENTS OR INSTRUMENTS RELATING HERETO OR DELIVERED IN CONNECTION HEREWITH, INCLUDING, BUT NOT LIMITED TO, A CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT WILL, AT THE REQUEST OF ANY PARTY BE DETERMINED BY ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (9 U.S.C.SECTION 1 ET. SEQ.), SUBJECT TO THE TERMS OF THIS PROVISION, UNDER THE AUSPICES AND RULES OF THE AMERICAN ARBITRATION ASSOCIATION (“AAA”). THE AAAWILL BE INSTRUCTED BY EITHER OR BOTH PARTIES TO PREPARE A LIST OF THREE JUDGES WHO HAVE RETIRED FROM THE SUPERIOR COURT OF THE STATE OF CALIFORNIA, A HIGHER CALIFORNIA COURT OR ANY FEDERAL COURT. WITHIN 10 DAYS OF RECEIPT OF THE LIST, EACH PARTY MAY STRIKE ONE NAME FROM THE LIST. THE ARBITRATION WILL BE CONDUCTED IN SAN FRANSISCO, LOS ANGELES OR SAN DIEGO, WHICH EVER IS THE CLOSEST SITY TO THE NEXUS OF THE DISPUTE. ANY CONTROVERSY IN INTERPRETATION OR ENFORCEMENT OF THIS PROVISION OR WHETHER A DISPUTE IS ARBITRABLE, WILL BE DETERMINED BY THE ARBRITRATORS. JUDGEMENT UPON THE AWARD RENDERED BY THE ARBITRATORS(S) MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. THE INSTITUTIN AND MAINTENANCE OF AN ACTION FOR JUDICIAL RELIEF OR IN PURSUIT OF AN ANCILLARY REMEDY, DOES NOT CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE PLAINTIFF, TO SUBMIT THE CONTROVERSY OR CLAIM TO ARBITRATION. THE ARBITRATION SHALL FOLLOW SUBSTANTIVE CALIFORNIA LAW IN MAKING HIS DECISION, RENDER HIS DECISION IN WRITING AND STATE THE BASIS THEREFOR, AND PERMIT REASONABLE DISCOVERY IN ACCORDANCE WITH THE CALIFORNIA CODE OF CIVIL PROCEDURE. THE ARBITRATOR IN HIS DISCRETION MAY AWARD LEGAL FEES AND COSTS TO THE PREVAILING PARTY.

39. MISCELLANEOUS:

No term or provision hereof may be amended, changed, waived, discharged or terminated orally, but only by an instrument signed by the party against whom enforcement thereof is sought. No failure, delay, forbearance or indulgence on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, or as an acquiescence in any breach, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Any provision of this Lease which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Lease and the rights and obligations in respect hereof shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, except where the laws of the State of California require such State’s own law to apply and except provisions of this Lease regarding the exercise of remedies, which shall be governed by the laws of the State of California. All headings are for reference only and shall not be considered as part of this Lease. This Lease nay be executed in any number of counterparts, each of which shall be an original, and such counterparts together shall constitute but one and the same instrument.

40. REASONABLENESS:

Except as otherwise provided herein and except for matters which (i) could have an adverse effect on the structural integrity of the Improvements, (ii) could have as adverse effect on the mechanical, electrical life safety, pluming, sprinkler and HVAC systems, or (iii) could have an adverse effect on the exterior appearance of the Leased Property, whereupon in each such case Landlord’s duty is to act in good faith and in compliance with the Lease, any time the consent of Landlord or Tenant is required, such consent shall not be unreasonably withheld, conditioned or delayed. Whenever this Lease grants Landlord or Tenant the right to take action, exercise discretion, establish rules and regulations or make allocations or other determinations, Landlord and Tenant shall act reasonably and in good faith and take no action which might result in the frustration of the reasonable expectations of a sophisticated tenant or landlord concerning the benefits to be enjoyed under this Lease.

41. ERISA

(1) Tenant represents and warrants to Landlord that, as of the date of the Lease and throughout the term of the Lease,

(a) the assets of the Tenant do not constitute “plan assets” within the meaning of 29 C.R.F. § 2510.3-101 because one or more of the following circumstances is true:

(i) Equity interests in the parent company of Tenant are publicly offered securities within the meaning of 29 C.R.F. § 2510.3-101(b)(2);

(ii) Less than 25 percent of all equity interests in Tenant are held by “benefit plan investors” within the meaning of 29 C.F.R. § 2510.3-101(f)(2); or

(iii) Tenant qualifies as an “operating company”, “venture capital operating company” or a “real estate operating company” within the meaning of 29 C.F.R. § 2510.3(c), (d) or (e).

(b) As of the date of the Lease and throughout the term of the Lease: (i) Tenant will not be a “governmental plan” within the meaning of § 3(32) of the Employee Retirement Income Security Act of 1974 (“ERISA”); and (ii) transactions by Tenant (or by Tenant’s direct or indirect owners, subsidiaries or affiliates) in connection with the Lease or the Leased Property will not be subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans

(2) Tenant shall deliver to Landlord certifications or evidence from time to time during the term of the Lease, as requested by Landlord in its sole discretion, that Tenant’s representations and warranties pursuant to this Article 41 remain true.

(3) Tenant shall indemnify Landlord and defend and hold Landlord harmless from and against all loss, costs, damage and expense (including, without limitation, reasonable attorney’s fees and costs incurred in the investigation. Defense and settlement of claims and losses incurred in correcting any prohibited transaction and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Landlord’s sole discretion) that Landlord may incur, directly or indirectly, as a result of a default under Sections 1 or 2 above. This indemnity shall survive any termination, satisfaction or foreclosure of the Lease.

(4) (a) Anything in Article 21 (Subletting; Assignment) or elsewhere in the Lease to the contrary notwithstanding, no sale, encumbrance, assignment or transfer of any direct or indirect interests in the Tenant or in the Premises (including, without limitation a subleasehold interest) shall be permitted which would negate Tenant’s representations in this Article 14 or cause the Lease (or any exercise of Landlord’s rights under the Lease) to constitute a violation of any provision of ERISA or any State Investment Statutes, as determined in Landlord’s sole discretion.

(b) Anything in the Lease to the contrary notwithstanding, upon consummation of a sale, assignment or transfer o9f any direct or indirect interest in the Tenant or in the Premises (Including, without limitation, a subleasehold interest), Tenant shall obtain to Landlord that this Section will be true after the transfer.

-See signature Pages Attached Hereto and Made a Part Hereof-

-Signature Page to Lease-

IN WITNESS WHEREOF, Landlord and Tenant hereto have each caused This Lease to be duly executed under seal and delivered in their respective names and behalfs, all by authority duly given, as of the day and year first above written.

PREFCO XXI LIMITED PARTNERSHIP

By:	PREFCO XXI INC., general partner

By:	/s/ Michael J. Leyh
Name:	Michael J. Leyh
Title:	Vice President

-Signature Page to Lease-

IN WITNESS WHEREOF, Landlord and Tenant hereto have each caused This Lease to be duly executed under seal and delivered in their respective names and behalfs, all by authority duly given, as of the day and year first above written.

BANK OF AMERICA NT & SA

By:	/s/ Jack L. Meyers
Name:	Jack L. Meyers
Title:	Vice Chairman

-Signature Page to Lease-

IN WITNESS WHEREOF, Landlord and Tenant hereto have each caused This Lease to be duly executed under seal and delivered in their respective names and behalfs, all by authority duly given, as of the day and year first above written.

BANK OF AMERICA NT & SA

By:	/s/ Thomas E. Rotticci
Name:	Thomas E. Rotticci
Title:	Executive Vice President

-Signature Page to Lease-

IN WITNESS WHEREOF, Landlord and Tenant hereto have each caused This Lease to be duly executed under seal and delivered in their respective names and behalfs, all by authority duly given, as of the day and year first above written.

BANK OF AMERICA NT & SA

By:	/s/ Spiro G. Kailas
Name:	Spiro G. Kailas
Title:	Vice President